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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203936

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 7, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT (To Prospectus dated May 7, 2015)

SM Energy Company
$400,000,000
         % Senior Notes due 2025

We are offering $400 million aggregate principal amount of      % Senior Notes due 2025, or the Notes. We will pay interest on the Notes on              and             of each year, beginning on                 , 2015. The Notes will mature on                 , 2025.

We may redeem some or all of the Notes at any time on or after                 , 2020 at the redemption prices described in this prospectus supplement and prior to such date at a "make-whole" redemption price. We may also redeem up to 35% of the Notes prior to                 , 2018 with cash proceeds we receive from certain equity offerings. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness or if we experience specific kinds of changes of control, we must offer to repurchase the Notes.

The Notes will be our unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including all borrowings under our credit facility. The Notes will be structurally subordinated to all liabilities of any of our subsidiaries that do not issue guarantees of the Notes.

The obligations under the Notes will initially not be guaranteed by any of our subsidiaries. Currently, our subsidiaries do not guarantee our indebtedness under our credit facility.

Investing in the Notes involves risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per Note	Total
Public offering price(1)
Underwriting discount
Proceeds to us, before expenses
(1)
Plus accrued interest, if any, from May     , 2015 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company and its participants, including Clearstream and the Euroclear System, against payment on May     , 2015.

Joint Book-Running Managers
Wells Fargo Securities	BofA Merrill Lynch	J.P. Morgan
Barclays	BBVA	RBC Capital Markets

Senior Co-Manager
Comerica Securities

Co-Managers
BOSC, Inc.	Capital One Securities	Deutsche Bank Securities
KeyBanc Capital Markets	Santander	Scotiabank
US Bancorp		Goldman, Sachs & Co.

The date of this prospectus supplement is May     , 2015.

Prospectus Supplement

Prospectus

          We expect that delivery of the Notes will be made to investors on or about                        , 2015, which will be the         business day following the date of this prospectus supplement (such settlement being referred to as "T+         "). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+         , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

          This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely onthis prospectus supplement. Before you invest in our Notes, you should carefully read this prospectus supplement and the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading "Incorporation of Documents by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus we may authorize to be delivered to you. We and underwriters have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained or incorporated by reference in this prospectus supplement. If given or made, any such other information or representation should not be relied upon as having been authorized by us or the underwriters. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where an offer or sale is not permitted.. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than the date indicated for such information. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          The information in this prospectus supplement, including information in documents incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events, or developments with respect to our financial condition, results of operations, or economic performance that we expect, believe, or anticipate will or may occur in the future, or that address plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "assume," "believe," "budget," "estimate," "expect," "forecast," "intend," "plan," "project," "will," and similar expressions are intended to identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus supplement and documents incorporated by reference and include statements about such matters as:

  •
  the amount and nature of future capital expenditures and the availability of liquidity and capital resources to fund capital expenditures;

  •
  the drilling of wells and other exploration and development activities and plans, as well as possible future acquisitions;

  •
  the possible divestiture or farm-down of, or joint venture relating to, certain properties;

  •
  proved reserve estimates and the estimates of both future net revenues and the present value of future net revenues associated with those proved reserve estimates;

  •
  future oil, gas and natural gas liquids (also referred to as "oil," "gas," and "NGLs," respectively, throughout this document) production estimates;

  •
  our outlook on future oil, gas and NGL prices, well costs and service costs;

  •
  cash flows, anticipated liquidity and the future repayment of debt;

  •
  business strategies and other plans and objectives for future operations, including plans for expansion and growth of operations or to defer capital investment, and our outlook on our future financial condition or results of operations;

  •
  our tender offer or redemption of our outstanding 6.625% Senior Notes due 2019;

  •
  our ability to successfully complete the tender offer for, or redemption of, our outstanding 6.625% Senior Notes due 2019; and

  •
  other similar matters such as those discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the "2014 10-K") and our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 (the "First Quarter 2015 Form 10-Q").

          Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. These risks are described in this prospectus supplement under "Risk Factors" or incorporated by reference herein and include such factors as:

  •
  the volatility of oil, gas, and NGL prices, and the effect it may have on our profitability, financial condition, cash flows, access to capital, and ability to grow production volumes and/or proved reserves;

  •
  weakness in economic conditions and uncertainty in financial markets;

  •
  our ability to replace reserves in order to sustain production;

S-iii

  •
  our ability to raise the substantial amount of capital that is required to develop and/or replace our reserves;

  •
  our ability to compete against competitors that have greater financial, technical, and human resources;

  •
  our ability to attract and retain key personnel;

  •
  the imprecise estimations of our actual quantities and present value of proved oil, gas and NGL reserves;

  •
  the uncertainty in evaluating recoverable reserves and estimating expected benefits or liabilities;

  •
  the possibility that exploration and development drilling may not result in commercially producible reserves;

  •
  our limited control over activities on non-operated properties;

  •
  our reliance on the skill and expertise of third-party service providers on our operated properties;

  •
  the possibility that title to properties in which we have an interest may be defective;

  •
  the possibility that our planned drilling in existing or emerging resource plays using some of the latest available horizontal drilling and completion techniques is subject to drilling and completion risks and may not meet our expectations for reserves or production;

  •
  the uncertainties associated with divestitures, joint ventures, farm-downs, farm-outs, and similar transactions with respect to certain assets, including whether such transactions will be consummated or completed in the form or timing and for the value that we anticipate;

  •
  the uncertainties associated with enhanced recovery methods;

  •
  our commodity derivative contracts may result in financial losses or may limit the prices that we receive for oil, gas, and NGL sales;

  •
  the inability of one or more of our service providers, customers, or contractual counterparties to meet their obligations;

  •
  our ability to deliver necessary quantities of natural gas or crude oil to contractual counterparties;

  •
  price declines or unsuccessful exploration efforts resulting in write-downs of our asset carrying values;

  •
  the impact that lower oil, gas or NGL prices could have on the amount we are able to borrow under our credit facility;

  •
  the possibility that our amount of debt may limit our ability to obtain financing for acquisitions, make us more vulnerable to adverse economic conditions, and make it more difficult for us to make payments on our debt;

  •
  the possibility that covenants in our debt agreements may limit our discretion in the operation of our business, prohibit us from engaging in beneficial transactions, or lead to the accelerated payment of our debt;

  •
  the possibility that we may not complete the tender offer for, or redemption of, our outstanding 6.625% Senior Notes due 2019 on the terms described in this prospectus supplement or at all;

  •
  operating and environmental risks and hazards that could result in substantial losses;

S-iv

  •
  the impact of seasonal weather conditions and lease stipulations on our ability to conduct drilling activities;

  •
  our ability to acquire adequate supplies of water and dispose of or recycle water we use at a reasonable cost in accordance with environmental and other applicable rules;

  •
  complex laws and regulations, including environmental regulations, that result in substantial costs and other risks;

  •
  the availability and capacity of gathering, transportation, processing, and/or refining facilities;

  •
  our ability to sell and/or receive market prices for our oil, gas, and NGLs;

  •
  new technologies may cause our current exploration and drilling methods to become obsolete;

  •
  the possibility of security threats, including terrorist attacks and cybersecurity breaches, against, or otherwise impacting, our facilities and systems;

  •
  the possibility we may face unforeseen difficulties or expenses related to our implementation of a new enterprise resource planning software system; and

  •
  litigation, environmental matters, the potential impact of government regulations, and the use of management estimates regarding such matters.

We caution you that forward-looking statements are not guarantees of future performance and that actual results or performance may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this prospectus supplement speak as of the date hereof. Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any commitment to do so except as required by securities laws.

S-v

SUMMARY

          This summary represents highlights of information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you. You should carefully read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference for a more complete understanding of our business and the terms of our Notes. You should pay special attention to "Risk Factors" beginning on page S-16 of this prospectus supplement, on page 3 of the accompanying prospectus, and included in our 2014 10-K and First Quarter 2015 Form 10-Q to determine whether an investment in our Notes is appropriate for you.

          As used in this prospectus supplement, all references to "SM Energy," "we," "our," "us," and "the Company" and all similar references are to SM Energy Company and its consolidated subsidiaries, unless the context otherwise requires. Certain oil and natural gas industry terms used in this prospectus supplement are defined in the "Glossary of Oil and Natural Gas Terms" beginning on page S-109 of this prospectus supplement.

          Certain information with respect to our estimated proved reserves referred to and incorporated by reference herein is based in part upon the audit of our proved reserve estimates by Ryder Scott Company, L.P., a firm of independent petroleum engineers. Such information is included and incorporated herein in reliance on the authority of such firm as an expert in petroleum engineering.

 SM Energy Company

          We are an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids (also referred to as "oil," "gas" and "NGLs," respectively throughout this document) in onshore North America. We have leading positions in the Eagle Ford shale and Bakken/Three Forks resource plays that are the focus of our development programs. We also have smaller delineation and exploration programs in the Powder River Basin, the Permian Basin, and in east Texas. We have built a portfolio of onshore properties primarily through early entry into existing and emerging resource plays. This portfolio is comprised of properties with established production and reserves, prospective drilling opportunities, and unconventional resource prospects. We believe our strategy provides for stable and predictable production and reserves growth.

          Our operations, production, and proved reserves are focused in four core operating areas in the United States:

  •
  South Texas & Gulf Coast Region.  Our Eagle Ford shale program is in our South Texas & Gulf Coast region, which consists primarily of properties located in Texas. Within this region as of December 31, 2014, we have both operated and non-operated Eagle Ford shale programs on approximately 180,000 net acres. Our operated program accounts for approximately 75 percent of our total Eagle Ford acreage. Our acreage position covers a significant portion of the western Eagle Ford shale play, including acreage in the oil, NGL-rich gas, and dry gas windows of the play. Our South Texas & Gulf Coast region accounted for approximately 73% of our consolidated production for the first three months of 2015.

  •
  Rocky Mountain Region.  Our Bakken/Three Forks program in North Dakota is our most significant program in our Rocky Mountain region. This region is comprised primarily of properties located in the Williston Basin and the Powder River Basin. In the Williston Basin as of December 31, 2014, we have approximately 245,000 net acres, of which approximately 160,000 net acres are being actively developed in the Bakken and Three Forks formations. In the Powder River Basin as of December 31, 2014, we have approximately 175,000 net acres, a large portion of which are prospective for the Frontier and Shannon intervals. Our Rocky Mountain region accounted for approximately 16% of our consolidated production for the first three months of 2015.

  •
  Permian Region.  Our Permian region includes our assets in western Texas and southeastern New Mexico. Our current focus in this region is the testing of emerging shale potential and development of our assets in the Midland Basin. As of December 31, 2014, we had approximately 113,000 net acres in our Permian region. Our Permian region accounted for approximately 5% of our consolidated production for the first three months of 2015.

  •
  Mid-Continent Region.  Our Mid-Continent region is comprised of our assets in the Haynesville shale and Woodford shale. Our Mid-Continent region accounted for approximately 6% of our consolidated production in the first three months of 2015. On January 6, 2015, we announced our intention to sell our assets in the Arkoma Basin of Oklahoma and in the Arklatex area of east Texas and northern Louisiana, and our intention to close our Tulsa, Oklahoma office later in 2015. On May 5, 2015 we announced that we had entered into purchase and sale agreements covering all of our assets in our Mid-Continent region. We expect these transactions to close in the second quarter of 2015. These assets produced approximately 3.5 MMBOE, net during 2014.

Significant Developments in 2014

  •
  Resource Play Delineation and Development Results in Record Production and Record Year-End Proved Reserve Estimates. Our estimated proved reserves increased 28 percent to 547.7 MMBOE at December 31, 2014, from 428.7 MMBOE at December 31, 2013. We added 143.9 MMBOE through drilling activities during the year, led by our efforts in our Eagle Ford shale play in south Texas and our Bakken/Three Forks play in North Dakota. Our proved reserve life increased to 9.9 years in 2014 compared to 8.9 years in 2013. We also achieved record levels of production in 2014. Our average daily production was composed of 45.6 MBbl of oil, 419.0 MMcf of gas, and 35.6 MBbl of NGLs for an average equivalent production rate of 151.1 MBOE per day, which was an increase of 14 percent from an average of 132.4 MBOE per day in 2013. Costs incurred for drilling and exploration activities, excluding acquisitions, increased 36 percent to $2.1 billion in 2014 when compared to 2013.

  •
  Acquisition Activity.  During 2014, we acquired a total of 21.9 MMBOE of proved reserves through multiple transactions for consideration of approximately $544.6 million in cash plus approximately 7,000 net acres of non-core assets in our Rocky Mountain region. Through these acquisitions, we added approximately 74,000 net acres in our Gooseneck area in Divide County, North Dakota and approximately 38,000 net acres in our Powder River Basin program in Wyoming.

  •
  Volatility and Decline in Commodity Prices.  Our financial condition and results of operations are significantly affected by the prices we receive for oil, gas, and NGLs, which can fluctuate dramatically.

    Oil prices drastically declined in late 2014. The daily NYMEX spot price ranged from a high of $107.62 per Bbl in July to a low of $53.27 per Bbl in December. Oil prices declined further subsequent to year end 2014, dropping to a low of $43.46 per Bbl in March 2015. The average NYMEX price decreased to $93.03 per Bbl in 2014 compared to $97.99 per Bbl in 2013.

    Natural gas prices have been under downward pressure due to high levels of supply in recent years and were volatile during 2014. The daily NYMEX spot price improved early in 2014 with a high of $7.92 per MMBtu in March and then dropped significantly to a low of $2.75 per MMBtu in December. Gas prices declined further subsequent to year end 2014, dropping to a low of $2.48 per MMBtu in April 2015. The average NYMEX price increased in 2014 to $4.35 per MMBtu compared to $3.73 per MMBtu in 2013.

    NGL prices decreased in 2014 in line with the steep decline in oil prices. The monthly OPIS NGL price reached a high of $48.43 per Bbl in February and a low of $22.44 per Bbl in December. NGL prices declined further subsequent to year end 2014, dropping to a low of

    $20.03 per Bbl in January 2015. The average OPIS price decreased in 2014 to $38.93 per Bbl compared to $40.44 per Bbl in 2013.

  •
  Impairments.  We recorded impairment of proved properties expense of $84.5 million and abandonment and impairment of unproved properties expense of $75.6 million for the year ended December 31, 2014. Impairments recorded in 2014 were a result of the significant decline in commodity prices in late 2014 and recognition of the outcomes of exploration and delineation wells in certain prospects in our South Texas & Gulf Coast and Permian regions.

Outlook for 2015

          During 2015, we expect the broader oil and gas industry to adjust to lower oil prices. We and other exploration and production companies are reducing drilling and completion activity, which we expect to result in service companies lowering the price of their services. Our plan for 2015 is to scale back activity over the course of the year while preserving the value of our assets and protecting the strength of our balance sheet. As part of this plan, we expect to defer completion of certain wells during the year and to build our inventory of wells waiting on completion. Our goal is to be well positioned entering 2016 in what we expect will be a stronger commodity price and lower service cost enviroment, while having the strength and flexibility to adapt should industry conditions change.

          Our 2015 capital budget is approximately $1.2 billion, of which approximately $1.0 billion will be invested in drilling and completion activities. We expect to focus 80-85 percent of our drilling and completion capital on our core development programs in the Eagle Ford shale and the Bakken/Three Forks formations. The remaining capital will be allocated to the construction of facilities, leasehold acquisitions, exploration overhead, and geological and geophysical costs. Please refer to Outlook for 2015 under Part II, Item 7 of our 2014 10-K for additional discussion concerning our capital plans for 2015.

Business Strategy

          Our strategic objective is to build our ownership and operatorship of North American oil, gas, and NGL producing assets that have high operating margins and significant opportunities for additional economic investment. We pursue opportunities through both acquisitions and exploration, and seek to maximize the value of our assets through industry leading technology application and outstanding operational execution. We are returns focused and maintain a simple, strong balance sheet through a conservative approach to leverage.

Business Strengths

          We believe that the following strengths allow us to successfully execute our business strategy:

  •
  Quality positions in attractive unconventional plays.  We have meaningful acreage positions in attractive unconventional resource plays in North America. As of December 31, 2014, we had approximately 180,000 net acres in the Eagle Ford shale play in south Texas, approximately three-quarters of which we operate with a nearly 100% working interest. In the Williston Basin, we are currently focused on the development of approximately 160,000 net acres that are prospective for the Bakken and Three Forks formations in North Dakota, out of our approximately 245,000 net acres in that basin. In our Permian Region, we had approximately 113,000 net acres as of December 31, 2014. As of December 31, 2014, we also had approximately 175,000 net acres in the Powder River Basin and 215,000 net acres in East Texas. We believe these programs provide us with a large, multi-year inventory of drilling projects with lower geological risk from which we can implement development programs with economies of scale and operational efficiencies that optimize our capital investment.

  •
  Long track record of financial discipline and conservatism.  We strive to maintain a strong balance sheet with an appropriate level of liquidity to fund our business. On an ongoing basis, we seek to limit our credit facility borrowing to 50% of the borrowing base and limit our long-term debt to twelve-month trailing adjusted EBITDAX (which term we define in "— Summary Consolidated Historical Financial and Operating Information") ratio to 2.5 times. We also aim to keep our long-term debt to book capitalization ratio around 50%. At March 31, 2015, on an as-adjusted basis after giving effect to the issuance and sale of the Notes and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," we would have had approximately $1.1 billion of liquidity in the form of additional borrowing capacity under our credit facility. We seek to consistently hedge at least 50% of our expected volumes from estimated proved developed producing reserves to mitigate the effect of volatility of oil, gas, and NGL prices on our cash flows. We maintain a diversified group of hedge counterparties, all of whom are lenders under our credit facility.

  •
  Significant oil and high BTU gas reserves and production.  A large portion of our Eagle Ford shale acreage produces condensate and rich, high BTU gas, which improves the economics of this asset. Additionally, our Bakken/Three Forks assets produce oil with associated high BTU gas. We also have assets in other liquid-rich basins, such as our programs in the Permian Basin and the Powder River Basin.

  •
  Experienced management team with leading local operations teams.  Our executive management team averages 30 years of experience in the industry. At the operational level, our regional operations are run by individuals who have all worked on large-scale projects at larger exploration and production companies. In order to maximize local knowledge and experience and reduce operational risk, we maintain regional offices in Billings, Montana; Houston, Texas; Midland, Texas; and, until later in 2015, Tulsa, Oklahoma. Each office is staffed with a full complement of geologists, geophysicists, engineers, and landmen who have extensive experience in the region or basin where they work.

Recent Developments

Tender Offer for 6.625% Senior Notes due 2019

          Concurrently with this offering, we announced a fixed price tender offer for any and all of the $350.0 million outstanding principal amount of our 6.625% Senior Notes due 2019 (the "2019 Notes"). We have offered to purchase the 2019 Notes for cash equal to $1,006.88 per $1,000 principal amount of the 2019 Notes tendered, together with accrued and unpaid interest up to but not including the purchase date, plus a consent fee of $30.00 per $1,000 principal amount of 2019 Notes tendered before 5:00 p.m., New York City time, on May 20, 2015, unless extended by us. Our offer to purchase the 2019 Notes is being made on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated May 7, 2015. The tender offer and consent solicitation are conditioned upon our having obtained financing with terms and conditions satisfactory to us and in amounts not less than the amount required to purchase the 2019 Notes tendered in the tender offer. In addition, the tender offer and consent solicitation are conditioned upon the receipt of consents from holders of a majority of the outstanding principal amount of the 2019 Notes to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the 2019 Notes. If fully subscribed, we expect that the tender offer and consent solicitation will cost approximately $363 million (including the consent fee but excluding accrued and unpaid interest of approximately $6 million), which would be funded principally with the net proceeds from this offering, as described in "Use of Proceeds." There is no assurance that the tender offer, which is expected to be completed on June 4, 2015, will be subscribed for in any amount. In the event that all of the 2019 Notes are not tendered in the tender offer or our tender offer is not consummated, we may use the net proceeds from this offering to redeem any 2019 Notes that remain outstanding.

          This prospectus supplement is not an offer to purchase any of the 2019 Notes. The tender offer is being made only by and pursuant to the terms of an Offer to Purchase, dated May 7, 2015 and the related letter of transmittal. Holders of 2019 Notes are urged to read the Offer to Purchase carefully before making a decision regarding the tender offer.

Semi-Annual Cash Dividend

          On March 27, 2015 we announced that our board of directors declared a semi-annual cash dividend of $0.05 per share of common stock outstanding, payable on May 6, 2015, to shareholders of record as of the close of business on April 24, 2015.

Corporate Information

          We were founded in 1908, incorporated in 1915, and have been a publicly-traded company since our initial public offering in 1992. Our principal executive offices are located at 1775 Sherman Street, Suite 1200, Denver, Colorado 80203. Our telephone number is (303) 861-8140. Our website address is www.sm-energy.com; information included or referred to on our website is not part of this prospectus supplement. Our common stock trades on the New York Stock Exchange under the ticker symbol "SM."

 THE OFFERING

          The following summary contains basic information about the Notes and is not intended to be complete. For a more complete understanding of the Notes, please refer to the section entitled "Description of Notes" in this prospectus supplement.

Issuer	SM Energy Company.
The Notes	$400 million aggregate principal amount of % Senior Notes due 2025.
Maturity	, 2025.
Interest Payment Dates	Interest is payable on the Notes on and of each year, beginning on , 2015.
Ranking	The Notes will be our senior unsecured obligations and will:
• rank equally in right of payment with all of our existing and future senior indebtedness;
• rank senior in right of payment to all of our future subordinated indebtedness;

•

be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (including all of our borrowings under our credit facility); and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, except to the extent they guarantee the Notes as provided herein.

At March 31, 2015, on an as adjusted basis after giving effect to the issuance and sale of the Notes and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds, " assuming the repurchase of $350.0 million in aggregate principal amount of the 2019 Notes pursuant to the tender offer, we would have had approximately $392 million in borrowings outstanding under our credit facility and total consolidated indebtedness of $2.6 billion, consisting of $350.0 million of our outstanding 6.50% Senior Notes due 2021 (the "2021 Notes"), $600.0 million of our outstanding 6.125% Senior Notes due 2022 (the "2022 Notes"), $400.0 million of our outstanding 6.50% Senior Notes due 2023 (the "2023 Notes"), and $500.0 million of our outstanding 5.0% Senior Notes due 2024 (the "2024 Notes," and together with the 2019 Notes, the 2021 Notes, the 2022 Notes and the 2023 Notes, the "Existing Senior Notes"), and $400.0 million outstanding of the Notes offered hereby, and we would have been able to incur an additional approximately $1.1 billion of secured indebtedness under our credit facility. For further discussion, see "Description of Other Indebtedness" and "Capitalization."

Guarantees	The Notes initially will not be guaranteed by any of our subsidiaries. Currently, our subsidiaries do not guarantee our indebtedness under our credit facility. Our subsidiaries generated approximately 2% of our consolidated total revenues for the three months ended March 31, 2015, and held less than 1% of our consolidated total assets as of such date. Our subsidiaries may in the future guarantee our obligations under the Notes if they guarantee certain of our other indebtedness as set forth under "Description of Notes — Certain Covenants — Future Subsidiary Guarantors."
Optional Redemption
We will have the option to redeem the Notes, in whole or in part, at any time on or after , 2020, in each case at the redemption prices described in this prospectus supplement under the heading "Description of Notes — Optional Redemption," together with any accrued and unpaid interest to the date of redemption.

Prior to , 2020, we may redeem the Notes, in whole or in part, at a "make-whole" redemption price described under "Description of Notes — Optional Redemption," together with any accrued and unpaid interest to the date of redemption.

In addition, prior to , 2018, we may, at any time or from time to time, redeem up to 35% of the Notes with the proceeds of certain equity offerings at the price described in this prospectus supplement under the heading "Description of Notes — Optional Redemption," together with any accrued and unpaid interest to the date of redemption.
Covenants
We will issue the Notes under an indenture with U.S. Bank National Association, as trustee. The indenture will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional debt;
• make certain dividends or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock;
• sell assets, including capital stock of our restricted subsidiaries;
• restrict dividends or other payments of our restricted subsidiaries;
• create liens that secure debt;
• enter into transactions with affiliates; and
• merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions. See "Description of Notes — Certain Covenants." However, most of the covenants will terminate if both Standard & Poor's Ratings Services and Moody's Investors Service, Inc. assign the Notes an investment grade rating and no default exists with respect to the Notes.

Change of Control Offer	Upon the occurrence of certain change of control events, holders of the Notes will have the right to require us to repurchase all or a portion of the Notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of repurchase.
Form and Denominations	The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
Listing and Trading	The Notes will not be listed on any securities exchange or included in any automated quotation system. The Notes will be new securities for which there is currently no public market.
Use of Proceeds
We expect to receive net proceeds from this offering of approximately $393 million, after deducting the underwriters' discount and estimated offering expenses. We intend to use approximately $369 million of the net proceeds from this offering to fund the repurchase or redemption, as applicable, of the 2019 Notes, and the balance to repay outstanding borrowings under our credit facility and for general corporate purposes.
Conflicts of Interest
As described under "Use of Proceeds," affiliates of certain of the underwriters are holders of the 2019 Notes, which may be purchased pursuant to the concurrent tender offer or redemption using a portion of the net proceeds from this offering, and affiliates of each of the underwriters are lenders under our credit facility, which may be repaid using a portion of the net proceeds from this offering. Because affiliates of certain of the underwriters will receive more than five percent of the net proceeds in this offering, certain of the underwriters will be deemed to have a "conflict of interest" under Rule 5121(f)(5) of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 provides that a qualified independent underwriter meeting certain standards must participate in the preparation of the prospectus and exercise the usual standards of due diligence with respect thereto. Barclays Capital Inc. is serving as a qualified independent underwriter. See "Use of Proceeds" and "Underwriting (Conflicts of Interest)."
Risk Factors
Investing in the Notes involves risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement and on page 3 of the accompanying prospectus for information regarding risks you should consider before investing in the Notes.

 SUMMARY CONDENSED CONSOLIDATED HISTORICAL FINANCIAL
AND OPERATING INFORMATION

          We derived the following summary historical financial data as of and for the years ended December 31, 2013 and 2014 and the summary historical financial data for the year ended December 31, 2012, from our audited financial statements, which are incorporated by reference into this prospectus supplement and should be read in conjunction with Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 8, "Financial Statements and Supplementary Data" included in our 2014 10-K, which is incorporated by reference herein. The summary historical balance sheet data as of December 31, 2012 has been derived from our audited financial statements not included or incorporated by reference in this prospectus supplement. The financial data for the three months ended March 31, 2014 and 2015, respectively, was derived from our unaudited condensed consolidated financial statements included in our First Quarter 2015 Form 10-Q, which is incorporated by reference into this prospectus supplement. The following summary historical financial data should be read in conjunction with Part I, Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Part I, Item 1, "Financial Statements" of our First Quarter 2015 Form 10-Q.

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands)
Operating revenues:
Oil, gas, and NGL production revenue	$1,473,868	$2,199,550	$2,481,544	$623,109	$393,315
Gain (loss) on divestiture activity	(27,018)	27,974	646	2,958	(35,802)
Marketed gas system revenue	52,808	60,039	24,897	6,603	7,457
Other operating revenues	5,444	5,811	15,220	50	964

Total operating revenues and other income	1,505,102	2,293,374	2,522,307	632,720	365,934

Operating expenses:
Oil, gas, and NGL production expense	391,872	597,045	715,878	163,709	196,151
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	727,877	822,872	767,532	177,215	217,401
Exploration	90,248	74,104	129,857	21,335	37,407
Impairment of proved properties	208,923	172,641	84,480	—	55,526
Abandonment and impairment of unproved properties	16,342	46,105	75,638	2,801	11,627
General and administrative	119,815	149,551	167,103	35,051	43,639
Change in Net Profits Plan liability	(28,904)	(21,842)	(29,849)	(1,776)	(4,334)
Derivative (gain) loss	(55,630)	(3,080)	(583,264)	97,662	(154,167)
Marketed gas system expense	47,583	57,647	24,460	6,836	9,570
Other operating expenses	6,993	30,076	4,658	1,253	7,549

Total operating expenses	1,525,119	1,925,119	1,356,493	504,086	420,369

Income (loss) from operations	(20,017)	368,255	1,165,814	128,634	(54,435)
Non-operating income (expense):
Other, net	220	67	(2,561)	26	571
Interest expense	(63,720)	(89,711)	(98,554)	(24,190)	(32,647)

Income (loss) before income taxes	(83,517)	278,611	1,064,699	104,470	(86,511)
Income tax (expense) benefit	29,268	(107,676)	(398,648)	(38,863)	33,453

Net income (loss)	$(54,249)	$170,935	$666,051	$65,607	$(53,058)

	As of the Years Ended December 31,			As of the Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents	$5,926	$282,248	$120	$236,435	$22
Total assets	4,199,529	4,705,165	6,516,700	4,689,011	6,600,686
Total noncurrent liabilities	2,243,517	2,459,213	3,445,385	2,498,313	3,668,203
Total stockholders' equity	1,414,466	1,606,821	2,286,655	1,675,419	2,236,228

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands)
Other Financial Data:
Adjusted EBITDAX(1)	$1,031,867	$1,477,274	$1,647,591	$398,920	$311,855
Net cash provided by operating activities	921,969	1,338,514	1,456,575	299,728	283,922
Net cash used in investing activities	(1,457,333)	(1,192,903)	(2,478,749)	(345,533)	(534,458)
Net cash provided by (used in) financing activities	422,096	130,711	740,046	(8)	250,438
Capital expenditures	1,507,828	1,553,536	1,974,798	(351,934)	(544,965)

(1)
Adjusted EBITDAX represents income (loss) before interest expense, other non-operating income or expense, income taxes, depreciation, depletion, amortization and accretion, exploration expense, property impairments, non-cash stock compensation expense, derivative gains and losses net of settlements, change in the Net Profit Plan liability, and gains and losses on divestitures. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that is presented because we believe that it provides useful additional information to investors, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our credit facility based on our debt to adjusted EBITDAX ratio. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDAX has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, profitability, or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Limitations to using adjusted EBITDAX as an analytical tool include:

•
Adjusted EBITDAX does not reflect current or future requirements for capital expenditures or capital commitments;

•
Adjusted EBITDAX does not reflect changes in, or cash requirements necessary to service interest or principal payments on debt;

•
Adjusted EBITDAX does not reflect income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDAX does not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate adjusted EBITDAX differently than we do, limiting its usefulness as a comparison measure.

  The following table provides a reconciliation of our net income to adjusted EBITDAX and from adjusted EBITDAX to net cash provided by operating activities for the periods presented:

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands)
Net income (loss) (GAAP)	$(54,249)	$170,935	$666,051	$65,607	$(53,058)
Interest expense	63,720	89,711	98,554	24,190	32,647
Other non-operating (income) expense, net	(220)	(67)	2,561	(26)	(571)
Income tax expense (benefit)	(29,268)	107,676	398,648	38,863	(33,453)
Depreciation, depletion, amortization, and asset retirement obligation liability accretion	727,877	822,872	767,532	177,215	217,401
Exploration	81,809	65,888	122,577	19,938	35,732
Impairment of proved properties	208,923	172,641	84,480	—	55,526
Abandonment and impairment of unproved properties	16,342	46,105	75,638	2,801	11,627
Stock-based compensation expense	30,185	32,347	32,694	6,344	6,024
Derivative (gain) loss	(55,630)	(3,080)	(583,264)	97,662	(154,167)
Derivative settlement gain (loss)	44,264	22,062	12,615	(28,940)	161,229
Change in Net Profits Plan liability	(28,904)	(21,842)	(29,849)	(1,776)	(4,334)
(Gain) loss on divestiture activity	27,018	(27,974)	(646)	(2,958)	35,802
Other, net	—	—	—	—	1,450

Adjusted EBITDAX (Non-GAAP)	1,031,867	1,477,274	1,647,591	398,920	311,855

Interest expense	(63,720)	(89,711)	(98,554)	(24,190)	(32,647)
Other non-operating income (expense), net	220	67	(2,561)	26	571
Income tax (expense) benefit	29,268	(107,676)	(398,648)	(38,863)	33,453
Exploration	(81,809)	(65,888)	(122,577)	(19,938)	(35,732)
Exploratory dry hole expense	20,861	5,846	44,427	—	16,275
Amortization of debt discount and deferred financing costs	6,769	5,390	6,146	1,477	1,957
Deferred income taxes	(29,638)	105,555	397,780	38,374	(33,727)
Plugging and abandonment	(2,856)	(9,946)	(8,796)	(1,325)	(2,425)
Other, net	527	2,775	1,069	(3,103)	46
Changes in current assets and liabilities	10,480	14,828	(9,302)	(51,650)	24,296

Net cash provided by operating activities (GAAP)	$921,969	$1,338,514	$1,456,575	$299,728	$283,922

Note:
Stock-based compensation expense is a component of exploration expense and general and administrative expense on our statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on our statements of operations for the component of stock-based compensation expense recorded to exploration.

Derivative settlement gain (loss) is reported net of the change in accrued settlements between periods in the derivative cash settlements line item on our statements of cash flows within net cash provided by operating activities.

 SUMMARY RESERVE, PRODUCTION AND OPERATING DATA

          The following table presents summary data with respect to our estimated net proved oil, gas, and NGL reserves as of the dates indicated. At least 80 percent of our total calculated proved reserve PV-10 as of December 31, 2012, 2013 and 2014 was audited by Ryder Scott Company, L.P., which is a firm of independent reserve engineers. Our estimated proved reserves and related PV-10 at December 31, 2012, 2013 and 2014 were determined in accordance with the reserve disclosure rules of the SEC using the 12-month unweighted arithmetic average of the first-day-of-the-month price for the periods of January 2012 through December 2012, January 2013 through December 2013, and January 2014 through December 2014, respectively, without giving effect to derivative transactions, and were held constant throughout the life of the properties. These prices were $94.71 per Bbl for oil, $2.76 per MMBtu for gas and $45.65 per Bbl for NGLs for the year ended December 31, 2012, $96.94 per Bbl for oil, $3.67 per MMBtu for gas and $40.29 per Bbl for NGLs for the year ended December 31, 2013, and $94.99 per Bbl for oil, $4.35 per MMBtu for natural gas, and $39.91 per Bbl for NGLs for the year ended December 31, 2014.

	As of and for the Years Ended December 31,
	2012	2013	2014
Reserve Information:
Estimated proved reserves:
Oil (MMBbl)	92.2	126.6	169.7
Gas (Bcf)	833.4	1,189.3	1,466.5
NGLs (MMBbl)	62.3	103.9	133.5
Equivalents (MMBOE)*	293.4	428.7	547.7
Percentage proved developed	57%	49%	52%
PV-10 (in millions)	$3,849.1	$5,528.5	$7,616.9
Estimated proved reserve life (in years)	8.0	8.9	9.9
Costs incurred in oil and gas producing activities (in millions)	$1,687.9	$1,721.1	$2,711.7

*
At year-end 2012, our reserves shifted from being majority gas to majority liquids. As a result, beginning with the first quarter of 2013, we report volumes on a BOE basis rather than on a Mcfe basis. Prior period presentations have been conformed accordingly.

          The following table reconciles the standardized measure of discounted future net cash flows (GAAP) to the pre-tax PV-10 (Non-GAAP) of proved reserves. Please see the definitions of standardized measure of discounted future net cash flows and PV-10 in the "Glossary of Oil and Natural Gas Terms."

	As of December 31,
	2012	2013	2014
	(in millions)
Standardized measure of discounted future net cash flows	$3,021.0	$4,009.4	$5,698.8
Add: 10 percent annual discount, net of income taxes	1,742.1	2,500.6	3,407.2
Add: future undiscounted income taxes	1,609.4	2,722.2	3,511.4

Undiscounted future net cash flows	6,372.5	9,232.2	12,617.4
Less: 10 percent annual discount without tax effect	(2,523.4)	(3,703.7)	(5,000.5)

PV-10	$3,849.1	$5,528.5	$7,616.9

          The following table summarizes the volumes and realized prices of oil, gas, and NGLs produced and sold from properties in which we held an interest during the periods indicated. Also presented is a summary of related production costs per BOE.

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2012	2013	2014	2014	2015
Production and operating data:
Production
Oil (MMBbl)	10.4	13.9	16.7	3.7	5.2
Natural gas (Bcf)	120.0	149.3	152.9	35.5	45.9
Natural gas liquids (MMBbl)	6.1	9.5	13.0	2.9	3.9
Equivalents (MMBOE)*	36.5	48.3	55.1	12.5	16.8
Realized sales prices (before impact of derivative settlements)
Oil ($/Bbl)	$85.45	$91.19	$80.97	$88.96	$38.56
Natural gas ($/Mcf)	$2.98	$3.93	$4.58	$5.22	$2.76
Natural gas liquids ($/Bbl)	$37.61	$35.95	$33.34	$38.79	$16.67
Equivalent ($/BOE)*	$40.39	$45.50	$45.01	$49.96	$23.44
Realized sales prices (after impact of derivative settlements)
Oil ($/Bbl)	$83.52	$89.92	$82.68	$87.11	$58.89
Natural gas ($/Mcf)	$3.48	$4.14	$4.40	$4.84	$3.51
Natural gas liquids ($/Bbl)	$38.90	$36.66	$34.18	$35.76	$22.00
Equivalent ($/BOE)*	$41.71	$45.92	$45.23	$47.64	$33.05
Average costs per BOE*
Production expense	$8.74	$10.16	$10.85	$10.93	$10.56
Production tax	$2.00	$2.19	$2.13	$2.20	$1.12
Depletion, depreciation, amortization, and asset retirement obligation accretion	$19.95	$17.02	$13.92	$14.21	$12.96
General and administrative	$3.28	$3.09	$3.03	$2.81	$2.60

*
At year-end 2012, our reserves shifted from being majority gas to majority liquids. As a result, beginning with the first quarter of 2013, we report volumes on a BOE basis rather than on a Mcfe basis. Prior period presentations have been conformed accordingly.

          We sell the majority of our natural gas under contracts that use first-of-the-month index pricing, which means that gas produced in a given month is sold at the first-of-the-month price regardless of the spot price on the day the gas is produced. For assets where high BTU gas is sold at the wellhead, we also receive additional value for the high energy content contained in the gas stream. Our NGL production is generally sold using contracts paying us a monthly average of the posted Oil Price Information Service ("OPIS") daily settlement prices, adjusted for processing, transportation, and location differentials. Our oil and condensate are generally sold using contracts paying us various industry posted prices, most commonly NYMEX West Texas Intermediate. We are paid the average of the daily settlement price for the respective posted prices for the period in which the product is produced, adjusted for quality, transportation, American Petroleum Institute gravity, and location differentials. When we refer to realized oil, gas, and NGL prices above, the disclosed price represents the average price for the respective period unless otherwise indicated.

Commodity Derivative Contracts Entered into as of April 29, 2015

          The following tables include all commodity derivative contracts for settlement at any time during the second quarter of 2015 and later periods entered into through April 29, 2015:

Oil Contracts

Oil Swaps

Contract Period	NYMEX WTI Volumes	Weighted-Average Contract Price
	(Bbls)	(per Bbl)
Second quarter 2015	1,639,000	$91.26
Third quarter 2015	1,254,000	$90.78
Fourth quarter 2015	1,137,000	$90.15
2016	5,570,000	$88.01

All oil swaps	9,600,000

Oil Collars

Contract Period	NYMEX WTI Volumes	Weighted-Average Floor Price	Weighted-Average Ceiling Price
	(Bbls)	(per Bbl)	(per Bbl)
Second quarter 2015	709,000	$85.00	$94.06
Third quarter 2015	906,000	$85.00	$91.25
Fourth quarter 2015	869,000	$85.00	$92.19

All oil collars	2,484,000

Gas Contracts

Gas Swaps

Contract Period	Volumes	Weighted-Average Contract Price
	(MMBtu)	(per MMBtu)
Second quarter 2015	15,985,000	$3.90
Third quarter 2015	14,950,000	$4.03
Fourth quarter 2015	13,570,000	$4.02
2016	48,896,000	$4.12
2017	37,414,000	$4.16
2018	35,241,000	$4.21
2019	28,159,000	$4.28

All gas swaps*	194,215,000

*
Natural gas swaps are comprised of IF El Paso Permian (2%), IF HSC (83%), IF NGPL TXOK (1%), IF NNG Ventura (3%), and IF Enable East (11%).

Gas Collars

Contract Period	Volumes	Weighted-Average Floor Price	Weighted-Average Ceiling Price
	(MMBtu)	(per MMBtu)	(per MMBtu)
Second quarter 2015	2,297,000	$4.00	$4.30
Third quarter 2015	2,005,000	$4.00	$4.30
Fourth quarter 2015	6,176,000	$3.97	$4.30

All gas collars*	10,478,000

*
Natural gas collars are comprised of IF El Paso Permian (4%), IF HSC (79%), IF NNG Ventura (7%), and IF Enable East (10%).

NGL Contracts

NGL Swaps

Contract Period	OPIS Purity Ethane Mt Belv. Volumes	Weighted-Average Contract Price
	(Bbls)	(per Bbl)
2016	710,000	$9.12
2017	792,000	$9.98
2018	347,000	$10.52

All NGL swaps	1,849,000

RISK FACTORS

          Before you invest in the Notes, you should carefully consider the risks and uncertainties described below and in Item 1A. "Risk Factors" in our 2014 10-K and First Quarter 2015 Form 10-Q, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial statements and related notes. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, we might be unable to repay the principal of and interest on the Notes, and you could lose all or part of your investment.

The agreements governing our debt contain various covenants that limit our discretion in the operation of our business, could prohibit us from engaging in transactions we believe to be beneficial and could lead to the acceleration of our debt.

          Our existing debt agreements contain, and the indenture governing the Notes will contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our credit facility is subject to compliance with certain financial covenants, including (i) maintenance of a ratio of total debt to consolidated earnings before interest, taxes, depreciation, amortization, and exploration expense for the last four fiscal quarters of less than 4.0x, and (ii) maintenance of a current ratio of no less than 1.0x, each as defined in our credit facility. Our credit facility also requires us to comply with certain financial covenants, including requirements that we maintain certain levels of stockholders' equity and limit our annual cash dividends to no more than $50.0 million. These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financings, mergers and acquisitions, and other corporate opportunities.

          The respective indentures governing our Existing Senior Notes each contain, and the indenture governing the Notes offered hereby will also contain, covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

  •
  incur additional debt;

  •
  make certain dividends or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock;

  •
  sell assets, including capital stock of our restricted subsidiaries;

  •
  restrict dividends or other payments of our restricted subsidiaries;

  •
  create liens that secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

          See "Description of Other Indebtedness" and "Description of Notes." Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

Our amount of debt may limit our ability to obtain financing for acquisitions, make us more vulnerable to adverse economic conditions, and make it more difficult for us to make payments on our debt.

          As of April 29, 2015, we had $350.0 million of long-term senior unsecured debt outstanding relating to the 2019 Notes that we issued on February 7, 2011; $350.0 million of long-term senior unsecured debt outstanding relating to the 2021 Notes that we issued on November 8, 2011; $600.0 million of long-term senior unsecured debt outstanding relating to the 2022 Notes that we issued on November 17, 2014; $400.0 million of long-term senior unsecured debt outstanding relating to the 2023 Notes that we issued on June 29, 2012; $500.0 million of long-term senior unsecured debt outstanding relating to the 2024 Notes that we issued on May 20, 2013; and approximately $503 million of outstanding borrowings under our secured credit facility. As of April 29, 2015, we had three outstanding letters of credit in the aggregate amount of $808,000 (which reduce the amount available for borrowings under the facility on a dollar-for-dollar basis), resulting in approximately $997 million of available debt capacity under our credit facility, assuming the borrowing conditions under this facility will be met. Our long-term debt represented 54 percent of our total book capitalization as of March 31, 2015.

          The amount of our current indebtedness could have important consequences for our operations, including:

  •
  making it more difficult for us to obtain additional financing in the future for our operations and potential acquisitions, working capital requirements, capital expenditures, debt service, or other general corporate requirements;

  •
  requiring us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the service of interest costs associated with our debt, rather than to productive investments;

  •
  limiting our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, making acquisitions, and paying dividends;

  •
  placing us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  making us more vulnerable in the event of adverse economic or industry conditions or a downturn in our business.

          Our ability to make payments on our debt, refinance our debt, and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations or future sufficient borrowings are not available to us under our credit facility or from other sources, we might not be able to service our debt or fund our other liquidity needs. If we are unable to service our debt, due to inadequate liquidity or otherwise, we may have to delay or cancel acquisitions, defer capital expenditures, sell equity securities, divest assets, and/or restructure or refinance our debt. We might not be able to sell our equity, sell our assets, or restructure or refinance our debt on a timely basis or on satisfactory terms or at all. In addition, the terms of our existing or future debt agreements, including our existing and future credit agreements, may prohibit us from pursuing any of these alternatives. Further, changes in the credit ratings of our debt may negatively affect the cost, terms, conditions, and availability of future financing.

          Our debt agreements, including the agreement governing our credit facility and the indentures governing the Existing Senior Notes, permit, and the indenture governing the Notes will permit, us to incur additional debt in the future, subject to compliance with restrictive covenants under those agreements. In addition, entities we may acquire in the future could have significant amounts of debt outstanding that we could be required to assume, and in some cases accelerate repayment thereof, in connection with the acquisition, or we may incur our own significant indebtedness to consummate an acquisition.

          As discussed below under "Description of Other Indebtedness," our credit facility is subject to periodic borrowing base redeterminations. We could be forced to repay a portion of our bank borrowings in the event of a downward redetermination of our borrowing base, and we may not have sufficient funds to make such repayment at that time. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowing base or arrange new financing, we may be forced to sell significant assets.

We may not complete the tender offer for, or redemption of, the 2019 Notes on the terms described in this prospectus supplement or at all.

          Concurrently with the commencement of this offering, we have commenced a tender offer for up to $350.0 million aggregate principal amount of the 2019 Notes. To the extent that any 2019 Notes remain outstanding after the tender offer, we may redeem any such remaining 2019 Notes in accordance with the terms of the indenture governing the 2019 Notes. We may not complete the tender offer for the 2019 Notes on the terms described in this prospectus supplement or at all. The tender offer is currently subject to a number of conditions. Upon the failure of any condition to be satisfied, we may choose to terminate, withdraw or amend the tender offer and we may waive any of the conditions to the tender offer at any time, including the deadline by which noteholders must tender their 2019 Notes.

          If we do not purchase or redeem any 2019 Notes, as of April 29, 2015, after giving effect to this offering and the application of the net proceeds therefrom, we would have had outstanding approximately $2.7 billion aggregate principal amount of indebtedness. The risks associated with this increased level of debt, which are described in the risk factors above, may have a material adverse effect on our financial condition or results of operations. In addition, whether or not the tender offer is completed, we may purchase some or all of the outstanding 2019 Notes in transactions other than through the tender offer or the redemption discussed above. We may use available cash (including net proceeds of this offering) or borrowings under our credit facility to fund the redemption and/or repurchase of the 2019 Notes in transactions other than through the tender offer or the redemption described in this prospectus supplement. Use of these funds for these purchases may impair our ability to obtain additional financing in the future or reduce the amount of cash we would have otherwise used for capital expenditures.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

          Our ability to make payments on our indebtedness, including the Notes offered hereby, and to refinance our indebtedness and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, industry, regulatory and other factors that are beyond our control.

          We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the Notes offered hereby, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity, sell assets, reduce or delay capital expenditures or seek additional equity financing. We cannot assure you that we will be able to service or refinance any of our indebtedness, on commercially reasonable terms or at all.

The Notes will not be secured by any of our assets. However, our credit facility indebtedness is secured by a significant majority of our oil and gas properties. As a result, if we become insolvent, secured lenders will have a prior claim on our assets.

          The Notes will not be secured by any of our assets. Our credit facility is, however, secured by a significant majority of our oil and gas properties. Additionally, the terms of our credit facility and the indentures governing our Existing Senior Notes permit, and the indenture governing the Notes will permit, us to incur substantial additional secured debt in the future. Accordingly, the payment of principal and interest on the Notes will be effectively subordinated in right of payment to all of our secured debt with respect to the assets securing such debt.

          If we become insolvent or are liquidated, or if payment under any of the instruments governing our existing or future secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to secured lenders under applicable law and pursuant to instruments governing such debt, including foreclosing on such assets. In that event, because the Notes will not be secured by any of our assets, it is possible that after the exercise by the secured parties of their remedies, no assets would remain from which claims of holders of the Notes could be satisfied or, if any assets remained, the remaining assets might be insufficient to satisfy those claims in full. As of March 31, 2015, on an as adjusted basis after giving effect to the issuance and sale of the Notes and the application of the proceeds therefrom, we would have had $392 million in borrowings outstanding under our credit facility (though as of March 31, 2015, we had three outstanding letters of credit in the aggregate amount of $808,000, which reduce the amount available for borrowings under the facility on a dollar-for-dollar basis), and the ability to incur up to $1.1 billion of additional secured debt under our credit facility.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which could jeopardize our ability to pay the Notes.

          Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants and maintain the financial tests and ratios required by the agreements governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We also may amend the provisions and limitations of our credit facilities from time to time and will not be required to obtain the consent of the holders of the Notes to do so.

          Our debt agreements contain prepayment and acceleration rights at the election of the holders or lenders, as applicable, upon a covenant default or change in control, which rights, if exercised, could constitute an event of default under the Notes. In addition, certain lenders under our credit facility are also counterparties under our hedge agreements, which contain provisions whereby the lender group may declare a default under certain circumstances that could constitute an event of default under the credit facility. It is possible that we would be unable to fulfill all of these obligations and make payments on the Notes simultaneously.

We may incur substantial additional indebtedness, including indebtedness ranking equal to the Notes.

          Subject to the restrictions in the indenture governing the Notes and in other agreements governing our other outstanding indebtedness (including our credit facility and our Existing Senior Notes), we and our subsidiaries may incur substantial additional indebtedness (including secured indebtedness) in the future. Although the indenture governing the Notes and the agreements governing our other outstanding indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

          If we incur any additional indebtedness that ranks equally with the Notes, including trade payables, the holders of that indebtedness will be entitled to share ratably with holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of the Notes in connection with such a distribution.

          Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

  •
  depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital investment, general corporate and other purposes may be limited.

Claims of holders of the Notes will be structurally subordinated to claims of creditors of any of our subsidiaries.

          Subject to certain limitations, the indenture governing the Notes will permit our subsidiaries to acquire assets and incur indebtedness, and holders of the Notes will not have any claim as a creditor against any of our subsidiaries to the assets and earnings of those subsidiaries, except to the extent such subsidiaries subsequently become guarantors of the Notes. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of such subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us as equity, and thus be available to satisfy our obligations under the Notes and other claims against us.

We may not be able to repurchase the Notes upon a change of control.

          Upon the occurrence of certain change of control events, holders of the Notes and our Existing Senior Notes may require us to offer to repurchase all or any part of their respective notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the Notes and the Existing Senior Notes. Additionally, certain events that would constitute a "change of control" (as defined in the respective indentures governing the Notes and the Existing Senior Notes) would constitute an event of default under our credit facility that would, if any such event should occur, permit the lenders to accelerate the debt outstanding under our credit facility which would, in turn, cause an event of default under the respective indentures governing the Notes and the Existing Senior Notes.

          The source of funds for any repurchase of the Notes or the Existing Senior Notes required as a result of any change of control will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity, or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the Notes and the Existing Senior Notes tendered and to repay debt under our credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

Your ability to transfer the Notes may be limited by the absence of a trading market for the Notes.

          The Notes will be new securities for which there is no established trading market. We have no plans to apply for listing of the Notes on any securities exchange. We have been advised by certain of the underwriters that they presently intend to make a market in the Notes; however, no underwriter is obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If such underwriters cease to act as market makers for the Notes for any reason, we cannot assure you that another firm or person will make a market for the Notes. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. An active or liquid trading market may not develop for the Notes. The Notes being offered hereby are not additional debt securities under the respective indentures governing the Existing Senior Notes. The Notes being offered hereby will be issued under a new indenture, will not vote together with any of the Existing Senior Notes, will not be required to be redeemed on a pro rata basis with any of the Existing Senior Notes, and will not trade, if traded, with any of the Existing Senior Notes.

Many of the covenants contained in the indenture will terminate if the Notes are rated investment grade by both Standard & Poor's Ratings Services and Moody's Investors Service, Inc.

          Many of the covenants in the indenture governing the Notes will terminate if the Notes are rated investment grade by both Standard & Poor's Ratings Service and Moody's Investors Service, Inc., provided at such time no default under the indenture has occurred and is continuing. These covenants will restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade, or that if they are rated investment grade, that the Notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. Please see "Description of Notes — Covenant Termination."

 USE OF PROCEEDS

          We expect the net proceeds from this offering to be approximately $393 million, after deducting estimated fees and expenses (including underwriters' discounts and commissions). We intend to use approximately $369 million of the net proceeds from this offering to fund the repurchase or redemption, as applicable, of our 2019 Notes, and the balance to repay outstanding borrowings under our credit facility and for general corporate purposes. To the extent that any 2019 Notes remain outstanding after the tender offer, we may redeem any such remaining 2019 Notes in accordance with the terms of the indenture governing the 2019 Notes.

          As of April 29, 2015, the outstanding balance under our credit facility was approximately $503 million. Amounts to be repaid were incurred for general corporate purposes, and may be reborrowed from time to time. Our credit facility matures December 10, 2019, and the interest rate paid on amounts outstanding under our credit facility is determined based on the borrowing base utilization grid set forth in "Description of Other Indebtedness — Credit Facility." As of April 29, 2015, we had $350.0 million of long-term senior unsecured debt outstanding relating to our 2019 Notes. The 2019 Notes were issued on February 7, 2011, and the proceeds therefrom were used to repay borrowings under our credit facility, to fund our ongoing capital expenditure program, and for general corporate purposes. Pursuant to the terms of the 2019 Notes, we may redeem all or a part of the 2019 Notes at (expressed as a percentage of principal amount) an amount equal to 103.313% for the twelve-month period beginning on February 15, 2015.

          Affiliates of certain of the underwriters are holders of the 2019 Notes which may be purchased pursuant to the concurrent tender offer or redemption and, as a result, will receive a portion of the net proceeds from this offering. In addition, affiliates of each of the underwriters are lenders under our credit facility and, as a result, will receive a portion of the net proceeds from this offering. As a result, more than five percent of the net proceeds of this offering may be paid to affiliates of certain of the underwriters. Therefore, this offering is being made in compliance with FINRA Rule 5121, and Barclays Capital Inc. has agreed to act as the qualified independent underwriter for this offering. See "Underwriting (Conflicts of Interest)."

 CAPITALIZATION

          The following table sets forth our cash and cash equivalents and capitalization at March 31, 2015, on:

  •
  an historical basis; and

  •
  an as adjusted basis to give effect to (i) the completion of the offering of the Notes and (ii) the application of the net proceeds from this offering as indicated in "Use of Proceeds."

          You should read this table in conjunction with our consolidated unaudited financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2015
	Actual	As Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$22	$22

Long-term debt:
Credit facility(1)	$416,500	$392,127
6.625% Senior Notes Due 2019(2)	350,000	—
6.50% Senior Notes Due 2021	350,000	350,000
6.125% Senior Notes Due 2022	600,000	600,000
6.50% Senior Notes Due 2023	400,000	400,000
5.0% Senior Notes Due 2024	500,000	500,000
% Senior Notes Due 2025 offered hereby	—	400,000

Total long-term debt	2,616,500	2,642,127

Stockholders' equity:
Common stock, $0.01 par value — authorized: 200,000,000 shares	675	675
Additional paid-in capital	289,294	289,294
Retained earnings	1,957,747	1,957,747
Accumulated other comprehensive loss	(11,488)	(11,488)

Total stockholders' equity	2,236,228	2,236,228

Total capitalization	$4,852,728	$4,878,355

(1)
As of April 29, 2015, we had approximately $503 million of indebtedness outstanding under our credit facility.

(2)
Assumes that all of the 2019 Notes are repurchased in the tender offer at an aggregate purchase price of approximately $363 million plus accrued and unpaid interest.

RATIO OF EARNINGS TO FIXED CHARGES

          Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2015		2014	2013	2012		2011	2010
Ratio of earnings to fixed charges(1)	—	(2)	10.0x	3.7x	—	(3)	6.7x	11.6x

(1)
The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less capitalized interest) by fixed charges (interest expense plus capitalized interest).

(2)
Earnings were inadequate to cover fixed charges for the three months ended March 31, 2015, by a deficiency of $88.3 million.

(3)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2012, by a deficiency of $86.6 million.

MANAGEMENT

          The Company's executive officers and directors are provided in the table below. The ages of the executive officers and directors are as of May 1, 2015.

Name	Age	Position
Javan D. Ottoson	56	President, Chief Executive Officer and Director
A. Wade Pursell	50	Executive Vice President and Chief Financial Officer
David W. Copeland	58	Executive Vice President, General Counsel and Corporate Secretary
Herbert S. Vogel	54	Executive Vice President — Operations
Kenneth J. Knott	50	Senior Vice President — Business Development and Land and Assistant Secretary
Gregory T. Leyendecker	57	Senior Vice President and Regional Manager
Mark D. Mueller	50	Senior Vice President and Regional Manager
Lehman E. Newton, III	59	Senior Vice President and Regional Manager
Mary Ellen Lutey	43	Vice President and Regional Manager
Mark T. Solomon	46	Vice President — Controller and Assistant Secretary
David J. Whitcomb	52	Vice President — Marketing
Anthony J. Best	65	Director
Larry W. Bickle	69	Director
Stephen R. Brand	65	Director
William J. Gardiner	61	Director
Loren M. Leiker	61	Director
Ramiro G. Peru	59	Director
Julio M. Quintana	55	Director
Rose M. Robeson	54	Director
John M. Seidl	76	Director
William D. Sullivan	58	Director

          Javan D. Ottoson.    Mr. Ottoson joined the Company in December 2006 as Executive Vice President and Chief Operating Officer. Mr. Ottoson was appointed as Chief Executive Officer of the Company in February 2015, President of the Company in October 2012 and appointed to the Board in September 2014. Mr. Ottoson has been in the energy industry for over 33 years. From April 2006 until he joined the Company in December 2006, Mr. Ottoson was Senior Vice President-Drilling and Engineering at Energy Partners, Ltd., an independent oil and natural gas exploration and production company, where his responsibilities included overseeing all aspects of its drilling and engineering functions. Mr. Ottoson managed Permian Basin assets for Pure Resources, Inc., a Unocal subsidiary, and its successor owner, Chevron, from July 2003 to April 2006. From April 2000 to July 2003, Mr. Ottoson owned and operated a homebuilding company in Colorado and ran his family farm. Prior to 2000, Mr. Ottoson worked for ARCO in management and operational roles, including serving as President of ARCO China, Commercial Director of ARCO United Kingdom, and Vice President of Operations and Development, ARCO Permian.

          A. Wade Pursell.    Mr. Pursell joined the Company in September 2008 as Executive Vice President and Chief Financial Officer. Mr. Pursell was Executive Vice President and Chief Financial Officer for Helix Energy Solutions Group, Inc., a global provider of life-of-field services and development solutions to offshore energy producers and an oil and gas producer, from February 2007 to September 2008. From October 2000 to February 2007, he was Senior Vice President and Chief Financial Officer of Helix. He joined Helix in May 1997, as Vice President-Finance and Chief Accounting Officer. From 1988 through May 1997, Mr. Pursell was with Arthur Andersen LLP, serving lastly as an Experienced Manager specializing in the offshore services industry. Mr. Pursell has over 27 years of experience in the energy industry.

          David W. Copeland.    Mr. Copeland joined the Company in January 2011 as Senior Vice President and General Counsel. He was appointed as the Company's Corporate Secretary in July 2011 and Executive Vice President in May 2013. Mr. Copeland has over 32 years of experience in the legal profession, including over 23 years as internal counsel for various energy companies. Prior to joining the Company, he co-founded Concho Resources Inc., in Midland, Texas, where he served as its Vice President, General Counsel and Secretary from April 2004 through November 2009, and then as its Senior Counsel through December 2010. From August 1997 through March 2004, Mr. Copeland served as an executive officer and general counsel of two energy companies he co-founded in Midland, Texas. Mr. Copeland started his career in 1982 with the Stubbeman, McRae, Sealy, Laughlin & Browder law firm in Midland, Texas.

          Herbert S. Vogel.    Mr. Vogel was appointed as Executive Vice President — Operations of the Company in August 2014. Mr. Vogel joined the Company in March 2012 as Senior Vice President — Portfolio Development and Technical Services, and has over 30 years of experience in the oil and gas business. He joined the Company after his retirement from BP, where he most recently served as the President of BP Energy Co. and Regional Business Unit Leader of North American Gas & Power. His previous roles included COO-NGL, Power & Financial Products in Houston, Managing Director Gas Europe & Africa in London, and Sr. VP of the Tangguh LNG Project in Indonesia. Mr. Vogel started his career as a reservoir engineer with ARCO Alaska, Inc., and progressed through a series of positions of increasing responsibility in engineering, operations management, new ventures development, and business unit management at ARCO and BP.

          Kenneth J. Knott.    Mr. Knott was appointed Senior Vice President — Business Development and Land and Assistant Secretary in August 2014. Mr. Knott was appointed Vice President — Land and Assistant Secretary in October 2012 and was appointed Vice President of Business Development & Land and Assistant Secretary in August 2008. Mr. Knott joined SM Energy in November 2000 as Senior Landman for the Gulf Coast region in Lafayette, Louisiana, and later assumed the position of Gulf Coast Regional Land Manager when the office was moved to Houston in March 2004.

          Gregory T. Leyendecker.    Mr. Leyendecker was appointed Senior Vice President and Regional Manager in May 2010. From July 2007 to May 2010, he served as Vice President and Regional Manager. Mr. Leyendecker joined the Company in December 2006 as Operations Manager for the South Texas & Gulf Coast region in Houston, Texas. Mr. Leyendecker has over 34 years of experience in the energy industry, and held various positions with Unocal Corporation, an independent oil and natural gas exploration and production company, from 1980 until its acquisition in 2005. During his career with Unocal, he was the Asset Manager for Unocal Gulf Region USA from 2003 to June 2004 and Production and Reservoir Engineering Technology Manager for Unocal from June 2004 to August 2005. He was appointed Drilling and Workover Manager for the San Joaquin Valley business unit of Chevron, as successor-by-merger of Unocal Corporation, in Bakersfield, California in August 2005, and held this position until January 2006. Immediately prior to joining the Company, Mr. Leyendecker was Vice President of Drilling Management Services from February 2006 to November 2006 for Enventure Global Technology, a provider of solid expandable tubular technology.

          Mark D. Mueller.    Mr. Mueller joined the Company in September 2007 as Senior Vice President. Mr. Mueller was appointed as the Regional Manager of the Rocky Mountain region effective January 1, 2008. Mr. Mueller has been in the energy industry for over 28 years. From September 2006 to September 2007, he was Vice President and General Manager at Samson Exploration Ltd., an oil and gas exploration and production company that was a subsidiary of Samson Investment Company, in Calgary, Canada, where his responsibilities included fiscal performance, reserves, and all operational functions of the company. From April 2005 until its sale in August 2006, Mr. Mueller was Vice President and General Manager for Samson Canada Ltd., an oil and gas exploration and production company that was a subsidiary of Samson Investment Company, where he was responsible for all business units and the eventual sale of the company. Mr. Mueller joined Samson Canada Ltd. as Project Manager in May 2003 to build a new basin-centered gas business unit and was Vice President from December 2003 to August 2006. Prior to joining Samson, Mr. Mueller was West Central Alberta Engineering Manager for Northrock Resources Ltd., a Canadian oil and gas company that was a wholly-owned subsidiary of Unocal

Corporation, in Calgary, Canada. From 1986 to 2003, Mr. Mueller held positions of increasing responsibility in engineering and management for Unocal throughout North America and Southeast Asia.

          Lehman E. Newton, III.    Mr. Newton joined the Company in December 2006 as General Manager for the Midland, Texas office, was appointed Vice President and Regional Manager of the Permian region in June 2007, and was appointed Senior Vice President and Regional Manager in May 2010. Mr. Newton has over 36 years of experience in the energy industry. From November 2005 to November 2006, Mr. Newton served as Project Manager for one of Chevron's largest Lower 48 projects. Mr. Newton joined Pure Resources in February 2003 as the Business Development Manager and worked in that capacity until October 2005. Mr. Newton was a founding partner in Westwin Energy, an independent Permian Basin exploration and production company, from June 2000 to January 2003. Prior to that, Mr. Newton spent 21 years with ARCO in various engineering, operations and management roles, including as Asset Manager, ARCO's East Texas operations, Vice President, Business Development, ARCO Permian, and Vice President of Operations and Development, ARCO Permian.

          Mary Ellen Lutey.    Ms. Lutey was appointed Vice President and Regional Manager of the Mid-Continent region in December 2012. She joined SM Energy in June 2008 as North Rockies Asset Manager, where she managed the Company's activities in the Williston Basin. Prior to joining SM Energy, Ms. Lutey held various technical and managerial positions in several regions of the United States and Canada. She was a Senior Reservoir Engineer with Chesapeake Energy Corporation from September 2007 until June 2008, where she was responsible for the resource development of the Fayetteville Shale in Arkansas. Ms. Lutey was a Team Lead for Engineering and Geoscience, with ConocoPhillips Canada from April 2006 until September 2007, where she was responsible for the technical and business performance of two multi-discipline groups in Western Canada. From July 2005 until April 2006, she was a Team Lead for Engineering and Geoscience with Burlington Resources Canada, where she managed the growth and development of resource plays in Western Canada. From 1994 until 2005, Ms. Lutey held various engineering and leadership positions of increasing responsibility for Burlington Resources. Ms. Lutey has over 23 years of experience in the energy industry.

          Mark T. Solomon.    Mr. Solomon was appointed Vice President — Controller and Assistant Secretary of the Company in May 2011. He was appointed Controller of the Company in January 2007. Mr. Solomon served as the Company's Acting Principal Financial Officer from April 2008 to September 2008, which was during the period of time that the Company's Chief Financial Officer position was vacant. Mr. Solomon joined the Company in 1996. He served as Financial Reporting Manager from February 1999 to September 2002, Assistant Vice President — Financial Reporting from September 2002 to May 2006 and Assistant Vice President — Assistant Controller from May 2006 to January 2007. Prior to joining the Company, Mr. Solomon was an auditor with Ernst & Young. Mr. Solomon has over 19 years of experience in the energy industry.

          David J. Whitcomb.    Mr. Whitcomb was appointed Vice President — Marketing in August 2008. Mr. Whitcomb joined SM Energy in November 1994 as Gas Contract Analyst and was named Assistant Vice President of Gas Marketing in October 1995. In March 2007, his responsibilities were expanded to include oil marketing, at which time his title was changed to Assistant Vice President and Director of Marketing.

          Anthony J. Best.    Mr. Best joined the Company in June 2006 as President and Chief Operating Officer. Mr. Best was elected Chief Executive Officer and a director of the Company in February 2007. Mr. Best relinquished his position as President when the Board appointed Mr. Ottoson to that office in October 2012, and retired from the Company as Chief Executive Officer in January 2015. Mr. Best is also a director of Newpark Resources, Inc. (NYSE: NR), a company that is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. From November 2005 to June 2006, Mr. Best was developing a business plan and securing capital commitments for a new exploration and production entity. From 2003 to

October 2005, Mr. Best was President and Chief Executive Officer of Pure Resources, Inc., an independent oil and natural gas exploration and production company that was a subsidiary of Unocal, where he managed all of Unocal's onshore United States assets. From 2000 to 2002, Mr. Best had an oil and gas consulting practice, working with various energy firms. From 1979 to 2000, Mr. Best was with ARCO in a variety of positions, including serving as President — ARCO Latin America, President — ARCO Permian, Field Manager for Prudhoe Bay and VP — External Affairs for ARCO Alaska. Mr. Best has over 35 years of experience in the energy industry.

          Larry W. Bickle.    Mr. Bickle joined our Board in 1995. Mr. Bickle is a retired public company CEO and private equity investor with extensive experience in various energy related businesses. From June 2005 through April 2007, he was Executive in Residence for Haddington Ventures, L.L.C., a private equity fund that invests in midstream energy companies and assets. Prior to that, Mr. Bickle was Managing Director of Haddington from June 1997 to 2005. From 1984 to 1997, Mr. Bickle was Chairman of the Board and Chief Executive Officer of TPC Corporation (NYSE: TPC) a gas storage, transportation, and marketing company that he co-founded. He also serves as a member of the Board of Managers of Quantum Natural Gas Storage, LLC.

          Stephen R. Brand.    Dr. Brand joined our Board in 2011. Dr. Brand is currently Senior Executive Advisor of Welltec A/S, a privately held Danish corporation that develops and provides well technology and related services for the oil and gas industry. He is also a director of BPZ Resources, Inc. (NYSE: BPZ), a company that focuses on exploration, development and production of oil and natural gas in Peru and Ecuador. Dr. Brand is a director of GeoScale, a privately held firm that provides advanced technology solutions and services to the E&P sector for solving subsurface problems in complex geologic formations. He is also on the Advisory Board of OmniEarth which provides advanced analytics of earth imaging and offers a unique solution-as-a-service platform to assess and manage data that can be used in a predictive role. At the end of 2010, Dr. Brand retired as Senior Vice President, Technology (R&D) of ConocoPhillips (NYSE: COP), a multinational/integrated energy company. Prior to his appointment as Senior Vice President, Technology (R&D) of ConocoPhillips in October 2007, Dr. Brand served as Vice President, Exploration and Business Development at ConocoPhillips, beginning in 2005. Dr. Brand started his career in 1976 as a geologist with Phillips Petroleum Company and thereafter served in various roles of increasing responsibility with Phillips Petroleum and its successor, ConocoPhillips, including serving as President, Canada and President, Australasia.

          William J. Gardiner.    Mr. Gardiner joined our Board in 1999. Mr. Gardiner is Senior Vice President and Chief Financial Officer of King Ranch, Inc., a privately held ranching and agricultural company that owns the historic 825,000 acre "King Ranch" in south Texas. Mr. Gardiner has been an executive officer and Chief Financial Officer of King Ranch, Inc. since 1996. Before joining King Ranch in 1996, Mr. Gardiner served as Executive Vice President and Chief Financial Officer of CRSS, Inc., a NYSE-listed architectural engineering and independent power producing firm. Mr. Gardiner was employed by CRSS for approximately 20 years. Mr. Gardiner was initially appointed as a director at the time of our acquisition of King Ranch Energy, Inc. in 1999.

          Loren M. Leiker.    Mr. Leiker joined our Board in 2012. Mr. Leiker was an executive with EOG Resources, Inc., until his retirement in September 2011. EOG is one of the largest independent oil and natural gas companies in the United States. Mr. Leiker served EOG as Senior Executive Vice President of Exploration from February 2007 to September 2011. Prior to that appointment, he held a variety of executive officer positions with EOG and its predecessor, Enron Oil and Gas Company. Mr. Leiker started his career in 1977 at Tenneco, Inc., where he held a variety of domestic and international technical and managerial roles until the sale of the company in 1989. Mr. Leiker has been a director of Vermilion Energy Inc. (VET:Toronto) since December 2012, a director of Navitas Midstream Partners since May 2014, and served as a director of Midstates Petroleum Company, Inc. (NYSE: MPO) from December 2011 until his resignation in March 2015.

          Ramiro G. Peru.    Mr. Peru joined our Board in 2014. Mr. Peru served as Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation from 1999 to 2007. He joined Phelps Dodge in 1979 and held various finance and accounting positions prior to his appointment as Chief Financial Officer. Mr. Peru currently serves on the Boards of Directors of Anthem, Inc. (NYSE: ANTM) and UNS Energy Corporation.

          Julio M. Quintana.    Mr. Quintana joined our Board in 2006. Mr. Quintana served as the President and Chief Executive Officer of Tesco Corporation (NASDAQ: TESO), from 2005 until his retirement in January 2015, and currently serves as a director of Tesco Corporation. Prior to the appointment as President and Chief Executive Officer, Mr. Quintana served as Executive Vice President and Chief Operating Officer at Tesco beginning in September 2004. Prior to his tenure at Tesco, Mr. Quintana worked for five years in various executive roles for Schlumberger Corporation. Prior to Schlumberger, Mr. Quintana worked for nearly 20 years for Unocal Corporation, an integrated E&P company, in various operational and managerial roles.

          Rose M. Robeson.    Ms. Robeson joined our Board in 2014. Ms. Robeson served as Senior Vice President and Chief Financial Officer of DCP Midstream GP, LLC, the General Partner of DCP Midstream Partners LP, from 2012 until her retirement in 2014. Ms. Robeson also served as Group Vice President and Chief Financial Officer of DCP Midstream LLC from 2002 to 2012. Prior to her appointment as CFO of DCP Midstream LLC, Ms. Robeson was the Vice President and Treasurer. Prior to joining DCP Midstream, LLC, Rose was with Kinder Morgan, Inc. (formerly KN Energy, Inc.) from 1996 to 2000 and held the position of Vice President & Treasurer. Ms. Robeson has served as a director of American Midstream GP, LLC, the general partner of American Midstream Partners, LP (NYSE: AMID) since June 1, 2014.

          John M. Seidl.    Mr. Seidl joined our Board in 1994. Mr. Seidl has been involved in energy and natural resource businesses since 1977, and is currently Chairman of the Board of EnviroFuels, LLC, a privately held corporation that develops, manufactures, and markets technology that improves the performance and efficiency of internal combustion engines, boilers, and other engine designs. Mr. Seidl has held the Chairman position since January 2006 and held the Chief Executive Officer position from October 2008 until May 2010. From July 2004 to January 2006, he served as Vice Chairman of EnviroFuels' advisory board. Mr. Seidl brings to the Board over 36 years of experience in various energy and natural resources businesses. Mr. Seidl has informed us that he will not stand for re-election to our board of directors in 2015.

          William D. Sullivan.    Mr. Sullivan joined our Board in 2004. Mr. Sullivan is a retired oil and gas executive who was with Anadarko Petroleum Corporation, a large independent oil and natural gas exploration and production company, for over 20 years. Mr. Sullivan retired from Anadarko in August 2003. Since March 2006, Mr. Sullivan has been a director of Legacy Reserves GP, LLC, which is the general partner of Legacy Reserves LP (NASDAQ: LGCY), a limited partnership focused on the acquisition and development of producing oil and natural gas properties. Since February 2007, Mr. Sullivan has been a director of Targa Resources GP LLC, which is the general partner of Targa Resources Partners LP (NYSE: NGLS), a midstream natural gas limited partnership engaged in the business of gathering, compressing, treating, processing, and selling natural gas, and fractionating and selling natural gas liquids and NGL products. Since August 2007, Mr. Sullivan has been a director of Tetra Technologies, Inc. (NYSE: TTI), an oil and gas services company. Since June 2011, Mr. Sullivan has been a director and member of the audit committee of CSI Compressco Partners GP, Inc., which is the general partner of CSI Compressco, L.P. (NASDAQ: CCLP), a publicly traded limited partnership providing wellhead compression-based production enhancement services. CSI Compressco GP, Inc. is a minority-owned subsidiary of Tetra Technologies, Inc. Mr. Sullivan was with Anadarko Petroleum Corporation from 1981 to August 2003. From August 2001 to August 2003, Mr. Sullivan was Executive Vice President, Exploration and Production at Anadarko. Mr. Sullivan also served Anadarko as Vice President, Operations — International, Gulf of Mexico, and Alaska in 2001, Vice President — International Operations from 1998 to 2000, Vice President — Algeria from 1995 to 1998, and Vice President — U.S. Onshore Operations from 1993 to 1995.

 DESCRIPTION OF OTHER INDEBTEDNESS

          As of the date of this prospectus supplement, our indebtedness consisted of our 2019 Notes, our 2021 Notes, our 2022 Notes, our 2023 Notes, our 2024 Notes, and borrowings under our credit facility.

6.625% Senior Notes Due 2019

          On February 7, 2011, we issued $350.0 million in aggregate principal amount of 6.625% Senior Notes, which we refer to as our 2019 Notes. The 2019 Notes were issued at par and mature on February 15, 2019. We received net proceeds of approximately $341.1 million after deducting fees of approximately $8.9 million, which are being amortized as deferred financing costs over the life of the 2019 Notes.

          We may redeem all or, from time to time, a portion of the 2019 Notes on or after February 15, 2015, at the prices set forth below, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest, if redeemed during the twelve month period beginning on February 15, of the years indicated below:

2015	103.313%
2016	101.656%
2017 and thereafter	100.000%

          The 2019 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2019 Notes. We are subject to certain covenants under our 2019 Notes that limit incurring additional indebtedness, issuing preferred stock, and making restricted payments in excess of specified amounts. The restricted payment covenant limits the payment of dividends on our common stock; provided, however, the first $6.5 million of dividends paid each year are not restricted. We are in compliance with all covenants under our 2019 Notes as of the date of this prospectus supplement.

          Additionally, on February 7, 2011, we entered into a registration rights agreement that provided holders of the 2019 Notes certain registration rights for the 2019 Notes under the Securities Act. We satisfied our obligations under the registration rights agreement on January 11, 2012 by exchanging the outstanding 2019 Notes for notes registered under the Securities Act.

          We may use a portion of the net proceeds from this offering to repurchase or redeem all of the 2019 Notes.

6.50% Senior Notes Due 2021

          On November 8, 2011, we issued $350.0 million in aggregate principal amount of 6.50% Senior Notes, which we refer to as our 2021 Notes. The 2021 Notes were issued at par and mature on November 15, 2021. We received net proceeds of approximately $343.1 million after deducting fees of approximately $6.9 million, which are being amortized as deferred financing costs over the life of the 2021 Notes.

          We may redeem the 2021 Notes, in whole or part, at any time prior to November 15, 2016, at a redemption price equal to 100% of the principal amount, plus a specified make whole premium and accrued and unpaid interest.

          We may also redeem all or, from time to time, a portion of the 2021 Notes on or after November 15, 2016, at the prices set forth below, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest, if redeemed during the twelve month period beginning on November 15, of the years indicated below:

2016	103.250%
2017	102.167%
2018	101.083%
2019 and thereafter	100.000%

          The 2021 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2021 Notes. We are subject to certain covenants under our 2021 Notes that limit incurring additional indebtedness, issuing preferred stock, and making restricted payments in excess of specified amounts. The restricted payment covenant limits the payment of dividends on our common stock; provided, however, the first $6.5 million of dividends paid each year are not restricted. We are in compliance with all covenants under our 2021 Notes as of the date of this prospectus supplement.

          Additionally, on November 8, 2011, we entered into a registration rights agreement that provided holders of the 2021 Notes certain registration rights for the 2021 Notes under the Securities Act. We satisfied our obligations under the registration rights agreement on March 7, 2012, by exchanging the outstanding 2021 Notes for notes registered under the Securities Act.

6.125% Senior Notes Due 2022

          On November 17, 2014, we issued $600.0 million in aggregate principal amount of 6.125% Senior Notes due 2022. The 2022 Notes were issued at par and mature on November 15, 2022. We received net proceeds of $590.0 million after deducting fees of $10.0 million, which are being amortized as deferred financing costs over the life of the 2022 Notes. The net proceeds were used to repay outstanding borrowings under our credit facility and for general corporate purposes.

          Prior to November 15, 2017, we may redeem, on one or more occasions, up to 35 percent of the aggregate principal amount of the 2022 Notes with the net cash proceeds of certain equity offerings at a redemption price of 106.125% of the principal amount thereof, plus accrued and unpaid interest. We may also redeem the 2022 Notes, in whole or in part, at any time prior to November 15, 2018, at a redemption price equal to 100 percent of the principal amount of the 2022 Notes to be redeemed, plus a specified make-whole premium and accrued and unpaid interest to the applicable redemption date.

          On or after November 15, 2018, we may also redeem all or, from time to time, a portion of the 2022 Notes at the redemption prices set forth below, during the twelve-month period beginning on November 15 of each applicable year, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest:

2018	103.063%
2019	101.531%
2020 and thereafter	100.000%

          The 2022 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt, and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2022 Notes. We are subject to certain covenants under the indenture governing the 2022 Notes that limit our ability to incur additional indebtedness, issue preferred stock, and make restricted payments, including dividends. However, the first $20.0 million of dividends paid each year are not restricted by this covenant. We are in compliance with all covenants under our 2022 Notes as of the date of this prospectus supplement.

          Additionally, on November 17, 2014, we entered into a registration rights agreement that provides holders of the 2022 Notes certain registration rights under the Securities Act. Pursuant to the registration rights agreement, we are required to file an exchange offer registration statement with the SEC with respect to its offer to exchange the 2022 Notes for substantially identical notes that are registered under the Securities Act. Under certain circumstances, we have agreed to file a shelf registration statement relating to the resale of the 2022 Notes in lieu of a registered exchange offer. If the registration statement related to the exchange offer is not declared effective on or before November 17, 2015, or if the shelf registration statement, if required, is not declared effective within the time periods specified in the registration rights agreement, we have agreed to pay additional interest with respect to the 2022 Notes in an amount not to exceed one percent of the principal amount of the 2022 Notes until the exchange offer is completed or the shelf registration statement is declared effective.

6.50% Senior Notes Due 2023

          On June 29, 2012, we issued $400.0 million in aggregate principal amount of 6.50% Senior Notes due 2023, which we refer to as our 2023 Notes. The 2023 Notes were issued at par and mature on January 1, 2023. We received net proceeds of $392.1 million after deducting fees of $7.9 million, which are being amortized as deferred financing costs over the life of the 2023 Notes.

          Prior to July 1, 2015, we may redeem, on one or more occasions, up to 35 percent of the aggregate principal amount of the 2023 Notes with the net cash proceeds of certain equity offerings at a redemption price of 106.5% of the principal amount thereof, plus accrued and unpaid interest. We may also redeem the 2023 Notes, in whole or in part, at any time prior to July 1, 2017, at a redemption price equal to 100 percent of the principal amount of the 2023 Notes to be redeemed, plus a specified make-whole premium and accrued and unpaid interest to the applicable redemption date.

          On or after July 1, 2017, we may also redeem all or, from time to time, a portion of the 2023 Notes at the redemption prices set forth below, during the twelve-month period beginning on July 1 of each applicable year, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest:

2017	103.250%
2018	102.167%
2019	101.083%
2020 and thereafter	100.000%

          The 2023 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt, and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2023 Notes. We are subject to certain covenants under the indenture governing the 2023 Notes that limit our ability to incur additional indebtedness, issue preferred stock, and make restricted payments, including dividends. However, the first $6.5 million of dividends paid each year are not restricted by this covenant. We are in compliance with all covenants under our 2023 Notes as of the date of this prospectus supplement.

          Additionally, on June 29, 2012, we entered into a registration rights agreement that provided holders of the 2023 Notes certain registration rights under the Securities Act. We satisfied our obligations under the registration rights agreement on October 30, 2012 by exchanging the outstanding 2023 Notes for notes registered under the Securities Act.

5.0% Senior Notes Due 2024

          On May 20, 2013, we issued $500.0 million in aggregate principal amount of 5.0% Senior Notes due 2024, which we refer to as our 2024 Notes. The 2024 Notes were issued at par and mature on January 15, 2024. We received net proceeds of $490.2 million after deducting fees of $9.8 million, which are being amortized as deferred financing costs over the life of the 2024 Notes.

          Prior to July 15, 2016, we may redeem, on one or more occasions, up to 35 percent of the aggregate principal amount of the 2024 Notes with the net cash proceeds of certain equity offerings at a redemption price of 105.0% of the principal amount thereof, plus accrued and unpaid interest. We may also redeem the 2024 Notes, in whole or in part, at any time prior to July 15, 2018, at a redemption price equal to 100 percent of the principal amount of the 2024 Notes to be redeemed, plus a specified make-whole premium and accrued and unpaid interest to the applicable redemption date.

          On or after July 15, 2018, we may also redeem all or, from time to time, a portion of the 2024 Notes at the redemption prices set forth below, during the twelve-month period beginning on July 15 of each applicable year, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest:

2018	102.500%
2019	101.667%
2020	100.833%
2021 and thereafter	100.000%

          The 2024 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt, and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2024 Notes. We are subject to certain covenants under the indenture governing the 2024 Notes that limit our ability to incur additional indebtedness, issue preferred stock, and make restricted payments, including dividends. However, the first $6.5 million of dividends paid each year are not restricted by this covenant. We are in compliance with all covenants under our 2024 Notes as of the date of this prospectus supplement.

          Additionally, on May 20, 2013, we entered into a registration rights agreement that provided holders of the 2024 Notes certain registration rights under the Securities Act. We satisfied our obligations under the registration rights agreement on June 25, 2014 by exchanging the outstanding 2024 Notes for notes registered under the Securities Act.

Credit Facility

          We are a party to the Fifth Amended and Restated Credit Agreement, dated as of April 12, 2013, among the Company, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, as the same has been and may be amended from time to time. We and our lenders entered into a Second Amendment to the Fifth Amended and Restated Credit Agreement on December 10, 2014. We incurred approximately $3.4 million in deferred financing costs associated with the amendment and extension of this credit facility. As amended, our credit facility has a maximum loan amount of $2.5 billion, current aggregate lender commitments of $1.5 billion, and a maturity date of December 10, 2019. The borrowing base is subject to regular semi-annual redeterminations. On April 6, 2015, the lending group reaffirmed our borrowing base at $2.4 billion. The borrowing base redetermination process under the credit facility considers the value of our proved oil and gas properties, as determined by the lender group. Borrowings under the facility are secured by mortgages on assets having a fair value equal to at least 75 percent of the total value of our proved oil and gas properties. Assuming we repurchase or redeem all of the outstanding 2019 Notes as described in "Use of Proceeds", pursuant to the terms of our credit facility, our borrowing base will be reduced by an amount equal to 25% of the principal amount of the Notes in excess of $350 million.

          Our ability to borrow under our credit facility is subject to compliance with certain financial covenants, including (i) maintenance of a ratio of total debt to consolidated net income before interest, taxes, depreciation, depletion, amortization, exploration, non-cash abandonment, non-cash impairment charges and other non-cash charges (minus all noncash income added to consolidated net income) for the last four fiscal quarters of no greater than 4.0 to 1.0, and (ii) maintenance of a quarterly current ratio of consolidated assets to consolidated liabilities of no less than 1.0 to 1.0, each as defined in our credit facility. Our credit facility also requires us to comply with certain additional covenants, including requirements that limit our annual cash dividends to no more than $50.0 million on an annual basis. We were in compliance with all financial and non-financial covenants under the credit facility as of March 31, 2015, and are in compliance with all financial and non-financial covenants under the credit facility through the date hereof.

          Interest and commitment fees are accrued based on the borrowing base utilization grid below. Eurodollar loans accrue interest at the London Interbank Offered Rate plus the applicable margin from the utilization table below, and Alternate Base Rate ("ABR") and swingline loans accrue interest at prime plus the applicable margin from the utilization table below. Commitment fees are accrued on the unused portion of the aggregate commitment amount and are included in interest expense in our consolidated statements of operations included in our First Quarter 2015 Form 10-Q.

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	<25%	≥25% <50%	≥50% <75%	≥75% <90%	≥90%
Eurodollar Loans	1.250%	1.500%	1.750%	2.000%	2.250%
ABR Loans or Swingline Loans	0.250%	0.500%	0.750%	1.000%	1.250%
Commitment Fee Rate	0.300%	0.300%	0.350%	0.375%	0.375%

          We had approximately $503 million of outstanding borrowings under our credit facility as of April 29, 2015. We had approximately $997 million of available borrowing capacity under this facility as of April 29, 2015. We had letters of credit outstanding for a total of $808,000 as of April 29, 2015. These letters of credit reduce the available borrowing capacity under the credit facility on a dollar-for-dollar basis.

DESCRIPTION OF NOTES

          In this description, the term "Company" refers only to SM Energy Company and not to any of its subsidiaries. The term "Notes" refers to the Company's Notes being offered hereby.

          The Company will issue the Notes under an indenture to be dated as of                 , 2015 (the "base indenture"), as supplemented by a supplemental indenture establishing the form and terms of these Notes (together with the base indenture, as such may be amended, supplemented or otherwise modified from time to time, the "indenture") between the Company and U.S. Bank National Association, as trustee. We have filed a copy of the base indenture as an exhibit to the registration statement which includes the accompanying base prospectus. Copies of the base indenture and the supplemental indenture are available as set forth below under "— Additional Information." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

          This "Description of Notes," together with the "Description of Debt Securities" included in the accompanying base prospectus, is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this "Description of Notes" and such "Description of Debt Securities" is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights as holders of the notes. This "Description of Notes" supersedes the "Description of Debt Securities" in the accompanying base prospectus to the extent it is inconsistent with such "Description of Debt Securities." Certain defined terms used in this description but not defined below under "— Certain Definitions" have the meanings assigned to them in the Indenture.

          The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

          The Notes.    The Notes will:

  •
  be general unsecured, senior obligations of the Company;

  •
  mature on             , 2025;

  •
  be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

  •
  be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form as described under "Book-entry, Delivery and Form";

  •
  rank senior in right of payment to all existing and future Subordinated Obligations of the Company;

  •
  rank equally in right of payment to all existing and future senior unsecured Indebtedness of the Company, including its outstanding Existing Senior Notes;

  •
  effectively rank junior to all existing and future secured Indebtedness of the Company, including amounts that may be borrowed under our Senior Secured Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

  •
  initially not be guaranteed by any of the Company's Subsidiaries, and thus will rank structurally junior to the indebtedness and other obligations of the Company's Subsidiaries, except to the extent they have become guarantors of the Notes.

          Interest.    Interest on the Notes will:

  •
  accrue at the rate of         % per annum;

  •
  accrue from the Issue Date or, if interest has already been paid, from the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on             and             , commencing on             , 2015;

  •
  be payable to the holders of record on the             and             immediately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months.

          If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment. The Company will pay interest on overdue principal of the Notes at the above rate, and on overdue installments of interest at such rate, to the extent lawful.

Payments on the Notes; Paying Agent and Registrar

          We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the City and State of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as they appear in the registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our paying agent and its corporate trust office in Denver, Colorado to act as our registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

          We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and Exchange

          A holder may transfer or exchange Notes in accordance with the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the Company, the Trustee or the registrar for any transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

          The registered holder of a Note will be treated as its owner for all purposes.

Optional Redemption

          On and after             , 2020, we may redeem all or, from time to time, a part of the Notes at the following redemption prices (expressed as a percentage of principal amount of the Notes), plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on             of the years indicated below:

Year	Percentage
2020
2021
2022
2023 and thereafter	100.000%

          Prior to             , 2018, we may, at our option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) issued under the indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of         % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

            (1)     at least 65% of the original principal amount of the Notes issued on the Issue Date remains outstanding after each such redemption; and

            (2)     the redemption occurs within 180 days after the closing of the related Equity Offering.

          In addition, the Notes may be redeemed, in whole or in part, at any time prior to             , 2020 at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

          "Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

            (1)     1.0% of the principal amount of such Note; or

            (2)     the excess, if any, of:

              (a)     the present value at such redemption date of (i) the redemption price of such Note at             , 20 (such redemption price being set forth in the table appearing above under the caption "Optional Redemption") plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through              , 20    computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

              (b)     the principal amount of such Note.

          "Treasury Rate" means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519), which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to              , 2020; provided, however, that if the period from the redemption date to             , 2020 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to             , 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate as of the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers' Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

Selection and Notice

          If the Company is redeeming fewer than all of the outstanding Notes at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems fair and reasonable (or, in the case of Notes in global form, the Trustee will select Notes for redemption based on DTC's method that most nearly approximates a pro rata selection), although no Note of $2,000 in original principal amount or less will be redeemed in part. Notices of redemption will be given at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of the original Note upon cancellation of the partially redeemed original Note. On and after the redemption date, interest will cease to accrue on any Notes or portion of Notes called for redemption unless we default in the payment thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

          We are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. Under certain circumstances, however, we may be required to offer to purchase Notes as described under the captions "— Change of Control" and "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock."

          We may acquire Notes by means other than a redemption or required repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture. Other existing or future agreements of the Company, however, may limit the ability of the Company or its Subsidiaries to purchase Notes prior to maturity.

Ranking

          The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated in right of payment to (a) all of our secured Indebtedness, including Indebtedness Incurred under our Senior Secured Credit Agreement, to the extent of the value of the collateral securing such Indebtedness, and (b) the liabilities of any of our current or future Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness, the assets of the Company that secure secured Indebtedness will be available to pay obligations on the Notes only after all Indebtedness under the Senior Secured Credit Agreement and other secured Indebtedness has been repaid in full from such assets. In addition, our Subsidiaries will not guarantee the Notes except in the circumstances specified below under "— Certain Covenants — Future Subsidiary Guarantors." In the event of bankruptcy, liquidation, reorganization or other winding up of a non-guarantor Subsidiary, the assets of such Subsidiary will be available to pay obligations on the Notes only after all obligations of such Subsidiary have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and any Subsidiary guarantees then outstanding.

          Our Subsidiaries do not guarantee our Indebtedness under our Senior Secured Credit Agreement. Our Subsidiaries generated approximately 2% of our consolidated total revenues for the three months ended March 31, 2015 and held less than 1% of our consolidated total assets as of such date.

          At March 31, 2015, on an as adjusted basis after giving effect to this offering and assuming the repurchase of $350.0 million in aggregate principal amount of the 2019 Notes pursuant to the tender offer, as set forth under "Capitalization":

  •
  we would have had $2.6 billion of total indebtedness outstanding (other than intercompany indebtedness), none of which would have constituted secured indebtedness;

  •
  we would have had additional availability of $1.1 billion under our Senior Secured Credit Agreement, subject to its terms, as to which the Notes would have been effectively subordinated to the extent of the value of the collateral thereunder; and

  •
  our Subsidiaries would have had no indebtedness outstanding, other than intercompany indebtedness.

Subsidiary Guarantees

          The Notes initially will not be guaranteed by any of our Subsidiaries. Certain of our Subsidiaries may in the future guarantee our obligations under the Notes, including as set forth under "— Certain Covenants — Future Subsidiary Guarantors." The Subsidiary Guarantors, if any, will, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis our obligations under the Notes and all obligations under the indenture. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other unsecured Indebtedness of such Subsidiary Guarantors, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantees.

          Although the indenture will limit the amount of Indebtedness that Restricted Subsidiaries may Incur, the permitted Indebtedness of the Restricted Subsidiaries may be substantial and such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "— Certain Covenants — Limitation on Indebtedness and Preferred Stock."

          The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. Federal bankruptcy and state fraudulent conveyance laws and other limitations may preclude the recovery of payments under the Subsidiary Guarantees. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. If the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee were avoided, holders of Notes would have to look to the assets of any remaining Subsidiary Guarantors for payment. There can be no assurance in that event that such assets would be sufficient to pay the outstanding principal and interest on the Notes.

          If a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease), and whether or not the Subsidiary Guarantor is the surviving entity in such transaction) to a Person that is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if the sale or other disposition does not violate the covenants described under "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock."

          In addition, a Subsidiary Guarantor will be released from its obligations under the indenture and its Subsidiary Guarantee upon the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to the covenant described under "— Certain Covenants — Future Subsidiary Guarantors," except a release or discharge by or as a result of payment under such Guarantee; or if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the indenture or if such Subsidiary otherwise no longer meets the definition of a Restricted Subsidiary; or in connection with any covenant defeasance, legal defeasance or satisfaction and discharge of the Notes as provided below under the captions "— Defeasance" and "— Satisfaction and Discharge."

          As of the date hereof, all of the Company's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company may designate Subsidiaries as Unrestricted Subsidiaries. None of the Unrestricted Subsidiaries will be subject to the restrictive covenants in the indenture or will guarantee the Notes.

Change of Control

          If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described under "Optional Redemption," each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

          Within 30 days following any Change of Control, unless the Company has previously or concurrently exercised our right to redeem all of the Notes as described under "— Optional Redemption," we will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

            (1)     that a Change of Control has occurred and that such holder has the right to require us to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

            (2)     the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");

            (3)     that any Note not properly tendered will remain outstanding and continue to accrue interest;

            (4)     that unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

            (5)     that holders electing to have any Notes in certificated form purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

            (6)     that holders will be entitled to withdraw their tendered Notes and their election to require us to purchase such Notes, provided that the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such holder is withdrawing its tendered Notes and its election to have such Notes purchased;

            (7)     that if we are repurchasing a portion of the Note of any holder, the holder will be issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered, provided that the unpurchased portion of the Note must be equal to a minimum principal amount of $2,000 and an integral multiple of $1,000 in excess of $2,000; and

            (8)     the procedures determined by us, consistent with the indenture, that a holder must follow to have its Notes repurchased.

          On the Change of Control Payment Date, the Company will, to the extent lawful:

            (1)     accept for payment all Notes or portions of Notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000) properly tendered pursuant to the Change of Control Offer and not properly withdrawn;

            (2)     deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment; and

            (3)     deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

          The paying agent will promptly mail or deliver to each holder of Notes accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

          If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to holders who tender their Notes pursuant to the Change of Control Offer.

          The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

          We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

          A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

          We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under in the indenture by virtue of our compliance with such securities laws or regulations.

          Our ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement will not constitute a Change of Control under the indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

          If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender their Notes and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

          The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. The Change of Control purchase feature is a result of negotiations between the underwriters and us. As of the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "— Certain Covenants — Limitation on Indebtedness and Preferred Stock" and "— Certain Covenants — Limitation on Liens." Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender or exchange offer for the Notes). Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

          The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

          The provisions under the indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender or exchange offer for the Notes) prior to the occurrence of such Change of Control.

Certain Covenants

Limitation on Indebtedness and Preferred Stock

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue Preferred Stock; provided, however, that the Company may Incur Indebtedness and any of the Subsidiary Guarantors may Incur Indebtedness and issue Preferred Stock if on the date thereof:

            (1)     the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds); and

            (2)     no Default would occur as a consequence of, and no Event of Default would be continuing following, Incurring the Indebtedness or its application.

          The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

            (1)     Indebtedness under one or more Credit Facilities of (a) the Company or any Restricted Subsidiary Incurred pursuant to this clause (1) in an aggregate amount not to exceed the greater of (i) $1.5 billion or (ii) the sum of $500.0 million and 25.0% of the Company's Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness after giving effect to the application of the proceeds therefrom;

            (2)     Guarantees of Indebtedness Incurred in accordance with the provisions of the indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee to at least the same extent as the Indebtedness being Guaranteed, as the case may be;

            (3)     Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (a)(i) if the Company is the obligor on such Indebtedness and the obligee is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (ii) if a Subsidiary Guarantor is the obligor of such Indebtedness and the obligee is neither the Company nor a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee and (b)(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause;

            (4)     Indebtedness represented by (a) the Notes issued on the Issue Date and all Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2) and 4(a) above) outstanding on the Issue Date, and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or (7) below or Incurred pursuant to the first paragraph of this covenant;

            (5)     Permitted Acquisition Indebtedness and Non-Recourse Purchase Money Indebtedness;

            (6)     Indebtedness in respect of (a) self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and (b) obligations represented by letters of credit for the account of the Company or a Restricted Subsidiary in order to provide security for workers' compensation claims (in the case of clauses (a) and (b) other than for an obligation for money borrowed);

            (7)     Indebtedness represented by Capitalized Lease Obligations of the Company or any of its Restricted Subsidiaries (whether or not Incurred pursuant to sale and leaseback transactions), mortgage financings or purchase money obligations, Incurred in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case Incurred for the purpose of financing, refinancing, renewing, defeasing or refunding all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Company or such Restricted Subsidiary, provided that after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (7), together with any Refinancing Indebtedness Incurred pursuant to clause (4) above in respect of such Indebtedness, and then outstanding does not exceed $35.0 million; and

            (8)     in addition to the items referred to in clauses (1) through (7) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of $150.0 million or 2.5% of the Company's Adjusted Consolidated Net Tangible Assets, determined as of the date of Incurrence of such Indebtedness after giving effect to such Incurrence and the application of the proceeds therefrom.

          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

            (1)     in the event that an item of that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, subject to clause (2) below, may later classify, reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

            (2)     all Indebtedness outstanding on the date of the indenture under the Senior Secured Credit Agreement, after giving effect to this offering and the use of proceeds thereof, shall be deemed Incurred on the Issue Date under clause (1) of the second paragraph of this covenant;

            (3)     Guarantees of, or obligations in respect of letters of credit supporting, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

            (4)     if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph of this covenant and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included to the extent of the underlying letter of credit;

            (5)     the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

            (6)     Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

            (7)     the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

          Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

          The Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness, or issue any shares of Disqualified Stock, other than Non- Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this covenant, the Company shall be in Default of this covenant).

          For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

          The indenture will not treat (a) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (b) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments

          The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

            (1)     pay any dividend or make any payment or distribution on or in respect of the Company's or any Restricted Subsidiaries' Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

              (a)     dividends or distributions by the Company payable solely in Capital Stock of the Company (other than Disqualified Stock but including options, warrants or other rights to purchase such Capital Stock of the Company); and

              (b)     dividends or distributions payable to the Company or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

            (2)     purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

            (3)     purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness permitted under clause (3) of the second paragraph of the covenant "— Limitation on Indebtedness and Preferred Stock" or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

            (4)     make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) above shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

            (a)     a Default shall have occurred and be continuing (or would result therefrom);

            (b)     the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the covenant described in the first paragraph under "— Limitation on Indebtedness and Preferred Stock" after giving effect, on a pro forma basis, to such Restricted Payment; or

            (c)     the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the 2019 Notes Issue Date would exceed the sum of (the "Restricted Payments Basket"):

                 (i)  50% of Consolidated Net Income for the period (treated as one accounting period) from January 1, 2011 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

                (ii)  100% of the aggregate Net Cash Proceeds and the Fair Market Value of property or securities other than cash (including Capital Stock of Persons engaged primarily in the Oil and Gas Business or assets used in the Oil and Gas Business), in each case received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the 2019 Notes Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to (x) Persons indicated in clause 5(a) of the next succeeding paragraph or any direct or indirect parent of the Company, to the extent such Net Cash Proceeds have been used to make a Restricted Payment pursuant to clause (5)(a) of the next succeeding paragraph, (y) a Subsidiary of the Company or (z) an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination));

               (iii)  the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the 2019 Notes Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair

    Market Value of any other property (other than such Capital Stock), distributed by the Company upon such conversion or exchange), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; and

               (iv)  the amount equal to the aggregate net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person after the 2019 Notes Issue Date resulting from:

                  (A)    repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than to a Subsidiary of the Company), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary;

                  (B)     the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; and

                  (C)    the sale by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) of all or a portion of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary (whether any such distribution or dividend is made with proceeds from the issuance by such Unrestricted Subsidiary of its Capital Stock or otherwise).

The amount of the Restricted Payments Basket as of March 31, 2015 was approximately $534 million. The provisions of the preceding paragraph will not prohibit:

            (1)     any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that (a) such Restricted Payment will be excluded from subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock or capital contribution will be excluded from clause (c)(ii) of the preceding paragraph;

            (2)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Refinancing Indebtedness that, in each case, is permitted to be Incurred pursuant to the covenant described under "— Limitation on Indebtedness and Preferred Stock"; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

            (3)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "— Limitation on Indebtedness and Preferred Stock"; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

            (4)     dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this covenant if it had been made on such date; provided, however, that such dividends and distributions will be included in subsequent calculations of the amount of Restricted Payments; and provided further, however, that for purposes of clarification, this clause (4) shall not include cash payments in lieu of the issuance of fractional shares included in clause (9) below;

            (5)     so long as no Default has occurred and is continuing, (a) the repurchase or other acquisition of Capital Stock (including options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock) of the Company held by any existing or former employees, officers or directors of the Company or any Restricted Subsidiary of the Company or their assigns, estates or heirs, in each case pursuant to the repurchase or other acquisition provisions under employee stock option or stock purchase plans or agreements or other agreements to compensate officers, employees or directors, in each case approved by the Company's Board of Directors; provided that such repurchases or other acquisitions pursuant to this subclause (a) during any calendar year will not exceed $2.5 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds received by the Company from the sale of Capital Stock of the Company to any existing or former employees, officers or directors of the Company and any of its Restricted Subsidiaries or their assigns, estates or heirs that occurs after the 2019 Notes Issue Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph), plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the 2019 Notes Issue Date, less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this clause (5)(a); provided further, however, that the amount of any such repurchase or other acquisition under this subclause (a) will be excluded in subsequent calculations of the amount of Restricted Payments and the proceeds received from any such transaction will be excluded from clause (c)(ii) of the preceding paragraph for purposes of calculating the Restricted Payments Basket; and (b) loans or advances to employees, officers or directors of the Company or any Subsidiary of the Company, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Company, or to refinance loans or advances made pursuant to this clause (5)(b), in an aggregate principal amount not in excess of $2.5 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

            (6)     purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock; provided, however, that such acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;

            (7)     the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the covenant described under "— Change of Control" or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the covenant described under "— Limitation on Sales of Assets and Subsidiary Stock"; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such acquisitions or retirements will be excluded in subsequent calculations of the amount of Restricted Payments;

            (8)     payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets; provided, however, that any payment pursuant to this clause (8) shall be excluded in the calculation of the amount of Restricted Payments;

            (9)     cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (9) shall be excluded in the calculation of the amount of Restricted Payments;

            (10)   the payment of scheduled or accrued dividends to holders of any class of or series of Disqualified Stock of the Company issued on or after the 2019 Notes Issue Date in accordance with the covenant captioned "— Limitation on Indebtedness and Preferred Stock," to the extent such dividends are included in Consolidated Interest Expense; provided, however, that any payment pursuant to this clause (10) shall be excluded in the calculation of the amount of Restricted Payments;

            (11)    the payment of dividends on the Company's Common Stock in an aggregate amount not to exceed $20.0 million in any calendar year; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments; and

            (12)   Restricted Payments in an amount not to exceed $30.0 million in the aggregate since the 2019 Notes Issue Date; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments.

          The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term. Not later than the date of making any Restricted Payment in excess of $15.0 million that will be included in subsequent calculations of the amount of Restricted Payments, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed.

          If a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (12) above or is entitled to be made pursuant to the first paragraph above, the Company shall, in its sole discretion, subdivide and classify, and may later reclassify, such Restricted Payment in any manner that complies with this covenant.

          As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. We will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For the purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of

"Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (12) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Limitation on Liens

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the "Initial Lien") other than Permitted Liens upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), including any income or profits therefrom, whether owned on the date of the indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens, effective provision is made to secure the Indebtedness due under the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

          Any Lien created for the benefit of the holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

          The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

            (1)     pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

            (2)     make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

            (3)     sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

               (i)  any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Issue Date, including, without limitation, the indenture as in effect on such date;

              (ii)  any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Indebtedness Incurred by a Person on or before the date on which such Person was acquired by the Company or another Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Company or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

             (iii)  encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

             (iv)  any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

               (v)  with respect to any Restricted Subsidiary incorporated or organized outside the United States, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive;

             (vi)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness being refunded, replaced or refinanced;

            (vii)  in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

              (a)     that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contract;

              (b)     contained in mortgages, pledges or other security agreements permitted under the indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

              (c)     contained in any agreement creating Hedging Obligations permitted from time to time under the indenture;

              (d)     pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

              (e)     restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

              (f)     provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

           (viii)  any encumbrance or restriction contained in (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

             (ix)  any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

               (x)  any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of "Permitted Business Investment";

             (xi)  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

            (xii)  encumbrances or restrictions contained in agreements governing Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption "— Limitation on Indebtedness and Preferred Stock"; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Senior Secured Credit Agreement and in the indenture as in effect on the Issue Date;

           (xiii)  the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under the caption "— Limitation on Indebtedness and Preferred Stock" and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

           (xiv)  supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

             (xv)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

           (xvi)  any encumbrance or restriction contained in the Senior Secured Credit Agreement as in effect as of the Issue Date, and in any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Secured Credit Agreement as in effect on the Issue Date.

Limitation on Sales of Assets and Subsidiary Stock

          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

            (1)     the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares or other assets subject to such Asset Disposition; and

            (2)     at least 75% of the aggregate consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition and all other Asset Dispositions since the 2019 Notes Issue Date, on a cumulative basis, is in the form of cash or Cash Equivalents or Additional Assets, or any combination thereof.

          The Net Available Cash from such Asset Disposition may be applied, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by the Company or such Restricted Subsidiary, as the case may be:

            (a)     to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Company (including the Notes) or a Subsidiary Guarantor or any Indebtedness (other than Disqualified Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case, excluding Indebtedness owed to the Company or an Affiliate of the Company); provided, however, that, in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed or purchased; or

            (b)     to make capital expenditures in the Oil and Gas Business or to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the indenture.

          Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." Not later than the 366th day from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and, to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes") to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or, in the event such Pari Passu Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) of the Notes and Pari Passu Notes plus accrued and unpaid interest, if any (or in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. To the extent that the aggregate principal amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

          The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Notes and Pari Passu Notes validly tendered and not properly withdrawn in response to the Asset Disposition Offer.

          If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

          On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. The Company will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

          The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of its compliance with such securities laws or regulations.

          For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

            (1)     the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) of the second paragraph of this covenant); and

            (2)     securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after receipt thereof.

          Notwithstanding the foregoing, the 75% limitation referred to in clause (2) of the first paragraph of this covenant shall be deemed satisfied with respect to any Asset Disposition in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

          The requirement of clause (b) of the second paragraph of this covenant above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

Limitation on Affiliate Transactions

          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Company (an "Affiliate Transaction") unless:

            (1)     the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; and

            (2)     either: (a) if such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million but not greater than $50.0 million, the Company delivers to the Trustee an Officers' Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above, or (b) if such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Company delivers to the Trustee an Officers' Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above and that the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company having no personal pecuniary interest in such transaction.

          The preceding paragraph will not apply to:

            (1)     any Restricted Payment permitted to be made pursuant to the covenant described under "— Limitation on Restricted Payments" or any Permitted Investment;

            (2)     any issuance of Capital Stock (other than Disqualified Stock), or other payments, awards or grants in cash, Capital Stock (other than Disqualified Stock) or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase Capital Stock (other than Disqualified Stock) of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or insurance and indemnification arrangements provided to or for the benefit of directors and employees approved by the Board of Directors of the Company;

            (3)     loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries not to exceed $5.0 million in the aggregate at any one time outstanding;

            (4)     advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

            (5)     any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with "— Limitation on Indebtedness and Preferred Stock";

            (6)     any transaction with a joint venture or similar entity (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns, directly or indirectly, an Equity Interest in or otherwise controls such joint venture or similar entity;

            (7)     the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company to, or the receipt by the Company of any capital contribution from its stockholders;

            (8)     indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

            (9)     the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers or directors of the Company or any Restricted Subsidiary;

            (10)   the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted only to the extent that its terms are not materially more disadvantageous, taken as a whole, to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

            (11)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, provided that in the reasonable determination of the Board of Directors of the Company or the senior management of the Company, such transactions are on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company;

            (12)   transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person; and

            (13)   transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company, and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

Business Activities

          The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activity other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Provision of Financial Information

          Whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Company will make available to the Trustee and the holders of the Notes without cost to any holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer.

          If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

          The availability of the foregoing materials on the SEC's website or on the Company's website shall be deemed to satisfy the foregoing delivery obligations.

Merger and Consolidation

          The Company will not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or convey, transfer or lease all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions to, any Person, unless:

            (1)     the resulting, surviving or transferee Person (the "Successor Company") is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the indenture;

            (2)     immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

            (3)     either (A) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "— Limitation on Indebtedness and Preferred Stock" or (B) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, the Consolidated Coverage Ratio of the Company is equal to or greater than the Consolidated Coverage Ratio of the Company immediately before such transaction;

            (4)     if the Company is not the Successor Company, each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the indenture and the Notes shall continue to be in effect; and

            (5)     the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the indenture.

          For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

          The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture; and its predecessor Company, except in the case of a lease of all or substantially all its assets, will be released from the obligation to pay the principal of and interest on the Notes.

          Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the assets of a Person.

          Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and the Company may consolidate with, merge into or transfer all or part of its properties and assets to a Subsidiary Guarantor and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; and provided further that, in the case of a Restricted Subsidiary that consolidates with, merges into or transfers all or part of its properties and assets to the Company, the Company will not be required to comply with the preceding clause (5).

          In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor to, any Person (other than the Company or another Subsidiary Guarantor) unless:

            (1)     (a) the resulting, surviving or transferee Person is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (c) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; or

            (2)     the transaction will result in the release of the Subsidiary Guarantor from its obligations under the indenture and its Subsidiary Guarantee after and upon compliance with the provisions described under "— Subsidiary Guarantees."

Future Subsidiary Guarantors

          The Company will cause any Restricted Subsidiary that is not already a Subsidiary Guarantor that Guarantees any Indebtedness of the Company or a Subsidiary Guarantor under a Credit Facility to execute and deliver to the Trustee within 30 days after such Subsidiary Guarantees such Indebtedness a supplemental indenture (in the form specified in the indenture) pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis. Such Subsidiary Guarantee will be subject to release provisions and the other limitations set forth above under "— Subsidiary Guarantees."

Covenant Termination

          From and after the occurrence of an Investment Grade Rating Event, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the following headings:

  •
  "— Limitation on Indebtedness and Preferred Stock,"

  •
  "— Limitation on Restricted Payments,"

  •
  "— Limitation on Restrictions on Distributions from Restricted Subsidiaries,"

  •
  "— Limitation on Sales of Assets and Subsidiary Stock,"

  •
  "— Limitation on Affiliate Transactions" and

  •
  Clause (3) of "— Merger and Consolidation"

(collectively, the "Eliminated Covenants"). As a result, after the date on which the Company and its Restricted Subsidiaries are no longer subject to the Eliminated Covenants, the Notes will be entitled to substantially reduced covenant protection.

          After the Eliminated Covenants have been terminated, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of "Unrestricted Subsidiary."

Events of Default

          Each of the following is an Event of Default with respect to the Notes:

            (1)     default in any payment of interest on any Note when due, continued for 30 days;

            (2)     default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

            (3)     failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described above under "— Certain Covenants — Merger and Consolidation";

            (4)     failure by the Company to comply for 30 days (or 180 days in the case of a Reporting Failure) after notice as provided below with any of its obligations under the covenant described under "— Change of Control" above or under the covenants described under "— Certain Covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "— Certain Covenants — Merger and Consolidation" which is covered by clause (3));

            (5)     failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the indenture;

            (6)     default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, which default:

              (a)     is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) ("payment default"); or

              (b)     results in the acceleration of such Indebtedness prior to its Stated Maturity (the "cross acceleration provision");

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

            (7)     certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

            (8)     failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect (the "judgment default provision"); or

            (9)     any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, denies or disaffirms its obligations under the indenture or its Subsidiary Guarantee.

          However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company in writing and, in the case of a notice given by the holders, the Trustee, of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

          If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, accrued and unpaid interest, if any, on all the Notes to be due and payable. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences if, among other requirements, (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

          Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, in each case within 20 days after the declaration of acceleration with respect thereto.

          Subject to the provisions of the indenture relating to the duties of the Trustee if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the Notes unless:

            (1)     such holder has previously given the Trustee notice that an Event of Default is continuing;

            (2)     holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

            (3)     such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

            (4)     the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

            (5)     the Trustee, within such 60-day period, has not received directions inconsistent with such written request by the holders of a majority in principal amount of the outstanding Notes.

          Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The indenture provides that if an Event of Default has occurred and is continuing, the Trustee must, in the exercise of its rights and powers vested in it by the indenture, use the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines may be unduly prejudicial to the rights of any other holder or that may involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

          If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after the Trustee gains knowledge of the Default unless the Default is cured before the giving of the notice. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold such notice if and so long as a committee of responsible officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the Company has knowledge of the occurrence and continuance of any Default, written notice of such Default, its status and what action the Company is taking or proposing to take with respect thereto.

Amendments and Waivers

          Subject to certain exceptions, the indenture and the Notes may be amended with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

            (1)     reduce the percentage in principal amount of Notes whose holders must consent to an amendment or waiver;

            (2)     reduce the stated rate of or extend the stated time for payment of interest on any Note;

            (3)     reduce the principal of or extend the Stated Maturity of any Note;

            (4)     reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under "— Optional Redemption" (it being understood that this does not apply to modifications of the covenants described under "— Change of Control" or "— Certain Covenants — Limitations on Sales of Assets or Subsidiary Stock");

            (5)     make any Note payable in money other than that stated in the Note;

            (6)     waive a Default or Event of Default in the payment of principal of, or interest or premium on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration) or impair the right of any holder to receive payment of the principal of, premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

            (7)     modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes; or

            (8)     make any change to or modify the ranking of the Notes that would adversely affect the holders.

          Notwithstanding the foregoing, the Company, the Subsidiary Guarantors and the Trustee may, without the consent of any holder, amend the indenture and the Notes to:

            (1)     cure any ambiguity, omission, defect, mistake or inconsistency;

            (2)     provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under the indenture;

            (3)     provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

            (4)     add Guarantors with respect to the Notes, including Subsidiary Guarantors, or release a Subsidiary Guarantor from its Subsidiary Guarantee and terminate such Subsidiary Guarantee; provided that the release and termination is in accordance with the applicable provisions of the indenture;

            (5)     secure the Notes or Subsidiary Guarantees;

            (6)     add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders or surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

            (7)     make any change that does not adversely affect the rights of any holder; provided, however, that any change to conform the indenture to this "Description of Notes" will not be deemed to adversely affect such legal rights;

            (8)     comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

            (9)     provide for the succession of a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the indenture.

          The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment or waiver so long as such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture requiring the consent of the holders becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. Any failure, however, of the Company to mail such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

          The Company at any time may terminate all its obligations under the Notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

          The Company at any time may terminate its obligations described under "— Change of Control" and under covenants described under "— Certain Covenants" (other than the obligations described under "— Provision of Financial Information" and in clauses (1), (2), (4) and (5) of "— Merger and Consolidation"), the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the Subsidiary Guarantee provision described under "— Events of Default" above and the limitations contained in clause (3) under "— Certain Covenants — Merger and Consolidation" above ("covenant defeasance").

          If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

          The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "— Events of Default" above or because of the failure of the Company to comply with clause (3) under "— Certain Covenants — Merger and Consolidation" above.

          In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the "defeasance trust") with the Trustee, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in U.S. dollars or U.S. Government Obligations or a combination thereof in such amounts as, in the aggregate, will be sufficient to pay the principal, premium, if any, and interest on the Notes to redemption or Stated Maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of

Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Satisfaction and Discharge

          The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

            (1)     all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (2)     (a) all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the giving of a notice of redemption or otherwise, (ii) will become due and payable within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, (b) the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for such purpose, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of Stated Maturity or redemption, and (c) in each case certain other requirements set forth in the indenture are satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

          No director, Officer, employee, manager, incorporator, member, partner or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

          U.S. Bank National Association will be the Trustee under the indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes. Such bank acts as trustee for the Existing Senior Notes and is a lender under the Senior Secured Credit Agreement.

          The indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act) while any Default exists it must eliminate such conflict within 90 days, request from the SEC permission to continue as Trustee with such conflict outstanding or resign as Trustee.

          The Trustee has not reviewed or participated in the preparation of this prospectus supplement and assumes no responsibility for the nature, contents, accuracy, fairness or completeness of the information set forth in this prospectus supplement or other offering materials.

Governing Law

          The indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Delivery and Form

          The Notes will initially be issued in registered, global form without interest coupons (the "Global Notes") in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

          Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Only in the limited circumstances described below may beneficial interests in the Global Notes be exchanged for definitive Notes in registered certificated form ("Certificated Notes") in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See "— Exchange of Global Notes for Certificated Notes." The Notes will be issued at the closing of this offering only against payment in immediately available funds.

          Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

Depository Procedures

          The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

          DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

          DTC has also advised us that, pursuant to procedures established by it:

            (1)     upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

            (2)     ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

          Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

          The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

          Except as described below, owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

          Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the Holder under the indenture. Under the terms of the indenture, the Company, the Guarantors and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Guarantors, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

            (1)     any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

            (2)     any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

          DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the Notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the Notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

          Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

          Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

          DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such Notes to its Participants.

          Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, the trustee or any of our or their agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

          A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

            (1)     DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days;

            (2)     we, at our option but subject to DTC's requirements, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

            (3)     there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

          Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

          Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the indenture.

Same-Day Settlement and Payment

          We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

          Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

          "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

          "Additional Assets" means:

            (1)     any properties or assets to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

            (2)     the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

            (3)     Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

          "Adjusted Consolidated Net Tangible Assets" of the Company means (without duplication), as of the date of determination, the remainder of:

            (a)     the sum of:

                 (i)  discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

                  (A)    estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

                  (B)     estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since such year end), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

                  (C)    estimated proved oil and gas reserves produced or disposed of since such year end, and

                  (D)    estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and in accordance with SEC guidelines, in the case of clauses (A) through (D) utilizing prices and costs calculated in accordance with SEC guidelines as of such year end; provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers;

                (ii)  the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

               (iii)  the Net Working Capital of the Company and its Restricted Subsidiaries on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

               (iv)  the greater of:

                  (A)    the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, and

                  (B)     the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements; provided, that, if no such appraisal has been performed the Company shall not be required to obtain such an appraisal and only clause (iv)(A) of this definition shall apply;

  minus

            (b)     the sum of:

                 (i)  Minority Interests;

                (ii)  any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of the Company in accordance with clause (a)(iii) above of this definition);

               (iii)  to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing prices and costs calculated in accordance with SEC guidelines as of such year end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted

    Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), other than any such obligation under the Existing Net Profits Plan; and

               (iv)  to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments (other than under the Existing Net Profits Plan) which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to such Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

          If the Company changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

          "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Asset Disposition" means any direct or indirect sale, lease (including by means of Production Payments and Reserve Sales and a Sale/Leaseback Transaction) (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) shares of Capital Stock of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under the heading "— Certain Covenants — Limitation on Indebtedness and Preferred Stock," and directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (B) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary (excluding any division or line of business the assets of which are owned by an Unrestricted Subsidiary) or (C) any other assets of the Company or any Restricted Subsidiary outside the ordinary course of business of the Company or such Restricted Subsidiary (each referred to for the purposes of this definition as a "disposition"), in each case by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

          Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

            (1)     a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

            (2)     a disposition of cash, Cash Equivalents or other financial assets in the ordinary course of business;

            (3)     a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

            (4)     a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

            (5)     transactions in accordance with the covenant described under "— Certain Covenants — Merger and Consolidation";

            (6)     an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

            (7)     the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by the covenant described under "— Certain Covenants — Limitation on Restricted Payments";

            (8)     an Asset Swap;

            (9)     dispositions of assets with a Fair Market Value of less than $10.0 million in any single transaction or series of related transactions;

            (10)   Permitted Liens and dispositions in connection therewith or as a result thereof;

            (11)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

            (12)   the licensing or sublicensing of intellectual property (including, without limitation, the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

            (13)   foreclosure on assets;

            (14)   any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

            (15)   surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind;

            (16)   the abandonment, farm-out, lease or sublease or other disposition of developed or undeveloped Oil and Gas Properties in the ordinary course of business, including pursuant to any agreement or arrangement described in the definition of Permitted Business Investment; and

            (17)    a disposition (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such disposition.

          "Asset Swap" means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any oil or natural gas properties or assets or interests therein between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock" as if the Asset Swap were an Asset Disposition.

          "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

          "Board of Directors" means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

          "Business Day" means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

          "Capital Stock" of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

          "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

          "Cash Equivalents" means:

            (1)     securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

            (2)     marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of "A" (or the equivalent thereof) or better from either S&P or Moody's;

            (3)     certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least "A2" or the equivalent thereof by S&P, or "P-2" or the equivalent thereof by Moody's, and having combined capital and surplus in excess of $100.0 million;

            (4)     repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

            (5)     commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

            (6)     interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

          "Change of Control" means:

            (1)     any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) other than as a result of any merger or consolidation in which the holders of the Voting Stock of the Company immediately prior to such transaction will, immediately after such transaction, hold or own Voting Stock of the surviving or successor entity or any parent thereof representing a majority of the voting power of the Voting Stock of such entity (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

            (2)     the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

            (3)     the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

            (4)     the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commodity Agreements" means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

          "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

          "Consolidated Coverage Ratio" means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

            (1)     if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

            (2)     if the Company or any Restricted Subsidiary has Incurred, repaid, repurchased, defeased or otherwise discharged any Indebtedness (other than Indebtedness described in clause (1) above) since the beginning of the period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Incurrence, repayment, repurchase, defeasement or other discharge of Indebtedness as if such Incurrence, repayment, repurchase, defeasement or other discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving Credit Facility shall be computed based upon the average daily balance of such Indebtedness during such period);

            (3)     if, since the beginning of such period, the Company or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

            (4)     if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made under the indenture, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

            (5)     if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets had occurred on the first day of such period.

          For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

          "Consolidated EBITDAX" for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

            (1)     Consolidated Interest Expense;

            (2)     Consolidated Income Tax Expense;

            (3)     consolidated depletion and depreciation expense of the Company and its Restricted Subsidiaries;

            (4)     consolidated amortization expense or asset impairment charges of the Company and its Restricted Subsidiaries;

            (5)     other non-cash charges of the Company and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

            (6)     consolidated exploration and abandonment expense of the Company and its Restricted Subsidiaries,

if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period).

          "Consolidated Income Tax Expense" means, with respect to any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

          "Consolidated Interest Expense" means, for any period, the total consolidated interest expense (less interest income) of the Company and its Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

            (1)     interest expense attributable to Capitalized Lease Obligations;

            (2)     amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

            (3)     non-cash interest expense (to the extent deducted in the calculation of Consolidated Net Income);

            (4)     commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

            (5)     the interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of the Company or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

            (6)     cash costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net cash benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

            (7)     the consolidated interest expense of the Company and its Restricted Subsidiaries that was capitalized during such period; and

            (8)     all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of the Company or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, minus, to the extent included above, any interest attributable to Dollar- Denominated Production Payments.

          For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in clause (4) of the definition of "Indebtedness," the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in clause (4) of the definition of "Indebtedness."

          "Consolidated Net Income" means, for any period, the aggregate net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

            (1)     any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

              (a)     subject to the limitations contained in clauses (3) and (4) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

              (b)     the Company's equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary during such period;

            (2)     any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

              (a)     subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

              (b)     the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

            (3)     any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

            (4)     any extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

            (5)     the cumulative effect of a change in accounting principles;

            (6)     any "ceiling limitation" or other asset impairment write-downs on Oil and Gas Properties under GAAP or SEC guidelines;

            (7)     any unrealized non-cash gains or losses or charges in respect of Hedging Obligations or obligations under the Existing Net Profits Plan;

            (8)     income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

            (9)     all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness;

            (10)   non-cash interest expense attributable to the equity component of debt that is convertible into Capital Stock of the Company, including under ASC Topic 470; and

            (11)    any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards.

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

          "Credit Facility" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

          "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

            (1)     matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

            (2)     is convertible or exchangeable for Disqualified Stock or other Indebtedness (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

            (3)     is redeemable at the option of the holder of the Capital Stock in whole or in part (other than, including at the issuer's election, solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that (i) the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the indenture described under the captions "— Change of Control" and "— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock" and (ii) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with the provisions of the indenture described under the caption "— Certain Covenants — Limitation on Restricted Payments."

          "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Equity Offering" means a public or private offering for cash by the Company of Capital Stock (other than Disqualified Stock), other than public offerings registered on Form S-8.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Existing Net Profits Plan" means the Company's legacy Net Profits Interest Bonus Plan in existence as of the Issue Date.

          "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property equal to or in excess of $100.0 million shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the Trustee, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

            (1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

            (2)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Disqualified Stock. The term "Guarantee" used as a verb has a corresponding meaning.

          "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

          "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

          "holder" means a Person in whose name a Note is registered on the registrar's books.

          "Hydrocarbons" means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

          "Incur" means issue, create, assume, Guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

          "Indebtedness" means,

            (1)     with respect to any Person on any date of determination (without duplication, whether or not contingent):

              (a)     the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

              (b)     the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

              (c)     the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within 30 days of payment on the letter of credit);

              (d)     the principal component of all obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except as described in clause (3)(h) of this definition of "Indebtedness"), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as a liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

              (e)     Capitalized Lease Obligations of such Person to the extent such Capitalized Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

              (f)     the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

              (g)     the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons;

              (h)     the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

              (i)      to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

  provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute "Indebtedness."

            (2)     The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

            (3)     Notwithstanding the preceding, "Indebtedness" shall not include:

              (a)     Production Payments and Reserve Sales;

              (b)     any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

              (c)     any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the indenture;

              (d)     any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary;

              (e)     any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

              (f)     in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

              (g)     all contracts and other obligations, agreements, instruments or arrangements described in clauses (19), (20), (21) or (28)(a) of the definition of "Permitted Liens"; and

              (h)     accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days past the invoice or billing date or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

            (4)     In addition, "Indebtedness" of any Person shall include Indebtedness described in the first paragraph of this definition of "Indebtedness" that would not appear as a liability on the balance sheet of such Person if:

              (a)     such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

              (b)     such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture's liabilities (a "General Partner"); and

              (c)     there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

                     (i)  the lesser of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

                    (ii)  if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Indebtedness that is with recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by such Person and its Restricted Subsidiaries.

            (5)     For the avoidance of doubt, the Company's Existing Senior Notes constitute Indebtedness and do not constitute Subordinated Obligations.

          "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

          "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

            (1)     Hedging Obligations entered into in the ordinary course of business and in compliance with the indenture;

            (2)     endorsements of negotiable instruments and documents in the ordinary course of business; and

            (3)     an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

          The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

          For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "— Certain Covenants — Limitation on Restricted Payments,"

            (1)     "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

              (a)     the Company's "Investment" in such Subsidiary at the time of such redesignation less,

              (b)     the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

            (2)     any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

          "Investment Grade Rating" means a rating equal to or higher than:

            (1)     Baa3 (or the equivalent) by Moody's; and

            (2)     BBB– (or the equivalent) by S&P,

or, if either such Rating Agency ceases to make a rating on the Notes publicly available for reasons outside of the Company's control, the equivalent investment grade credit rating from any other Rating Agency.

          "Investment Grade Rating Event" means the first day on which the Notes have an Investment Grade Rating from each Rating Agency, and no Default has occurred and is then continuing under the indenture.

          "Issue Date" means the first date on which the Notes are issued under the indenture.

          "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

          "Minority Interest" means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

          "Moody's" means Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

          "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

            (1)     all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

            (2)     all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

            (3)     all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests or interests under the Existing Net Profits Plan as a result of such Asset Disposition;

            (4)     the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

            (5)     all relocation expenses incurred as a result thereof and all related severance and associated costs, expenses and charges of personnel related to assets and related operations disposed of;

provided, however, that if any consideration for an Asset Disposition (that would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether or not a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net

Available Cash only at such time as it is released to the Company or any of its Restricted Subsidiaries from escrow.

          "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

          "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Indebtedness and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

          "Non-Recourse Debt" means Indebtedness of a Person:

            (1)     as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

            (2)     no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

            (3)     the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

          "Non-Recourse Purchase Money Indebtedness" means Indebtedness (other than Capitalized Lease Obligations) of the Company or any Restricted Subsidiary Incurred in connection with the acquisition by the Company or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) with respect to which (a) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (i) is directly or indirectly liable for such Indebtedness or (ii) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets), and (b) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

          "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

          "Officers' Certificate" means a certificate signed by two Officers of the Company.

          "Oil and Gas Business" means:

            (1)     the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other Hydrocarbon, mineral and renewable energy properties or products produced in association with any of the foregoing;

            (2)     the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons, minerals and renewable energy obtained from unrelated Persons;

            (3)     any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons, minerals and renewable energy produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participate;

            (4)     any business relating to oil field sales and service or drilling rigs; and

            (5)     any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

          "Oil and Gas Properties" means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

          "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee or, where applicable, to any Person who is to receive such opinion pursuant to the indenture. The counsel may be an employee of or counsel to the Company or the Trustee or any Person who is required to deliver such opinion pursuant to the indenture.

          "Pari Passu Indebtedness" means any Indebtedness of the Company or any Subsidiary Guarantor that ranks equally in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

          "Permitted Acquisition Indebtedness" means Indebtedness (including Disqualified Stock) of the Company or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

            (1)     of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

            (2)     of a Person that was merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation, provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

            (a)     the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test described under "— Certain Covenants — Limitation on Indebtedness and Preferred Stock," or

            (b)     the Consolidated Coverage Ratio for the Company would be greater than the Consolidated Coverage Ratio for the Company immediately prior to such transaction.

          "Permitted Business Investment" means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil, natural gas or other Hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties including:

            (1)     ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

            (2)     Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

            (3)     direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

          "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

            (1)     the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary;

            (2)     another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

            (3)     cash and Cash Equivalents;

            (4)     receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

            (5)     payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

            (6)     loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

            (7)     Capital Stock, obligations or securities received in settlement of debts (x) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or (y) pursuant to any plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

            (8)     any Person as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock";

            (9)     Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "— Certain Covenants — Limitation on Indebtedness and Preferred Stock";

            (10)   Guarantees issued in accordance with the covenant described under "— Certain Covenants — Limitation on Indebtedness and Preferred Stock";

            (11)    Permitted Business Investments;

            (12)   any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

            (13)   any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

            (14)   Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

            (15)   Investments in the Notes;

            (16)   Investments in existence on the Issue Date; and

            (17)    Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount outstanding at the time of such Investment not to exceed the greater of $50.0 million and 1.0% of the Company's Adjusted Consolidated Net Tangible Assets (with the Fair Market Value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value).

          "Permitted Liens" means, with respect to any Person:

            (1)     Liens securing Indebtedness under a Credit Facility permitted to be Incurred under the indenture;

            (2)     pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on state, federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

            (3)     statutory and contractual Liens of landlords and Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and repairmen's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

            (4)     Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

  provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof;

            (5)     Liens in favor of issuers of surety or performance bonds or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

            (6)     survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

            (7)     Liens securing Hedging Obligations;

            (8)     leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

            (9)     prejudgment Liens and judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

            (10)   Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

              (a)     the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

              (b)     such Liens are created within 180 days following the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

            (11)    Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

              (a)     such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

              (b)     such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

            (12)   Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

            (13)   Liens existing on the Issue Date;

            (14)    Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

            (15)    Liens on property at the time the Company or any of its Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

            (16)   Liens securing the Notes, Subsidiary Guarantees and other obligations under the indenture;

            (17)    Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

            (18)    any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or asset that is not leased property subject to such Capitalized Lease Obligation or operating lease;

            (19)   Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

            (20)   Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

            (21)    Liens on pipelines or pipeline facilities that arise by operation of law;

            (22)   Liens in favor of the Company or any Subsidiary Guarantor;

            (23)   deposits made in the ordinary course of business to secure liability to insurance carriers;

            (24)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

            (25)   Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described under "— Certain Covenants — Limitation on Indebtedness and Preferred Stock"; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

            (26)   Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

            (27)   any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

            (28)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

            (29)   Liens arising under the indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

            (30)   Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "— Certain Covenants — Limitation on Restricted Payments";

            (31)    Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Company or any Subsidiary of the Company on deposit with or in possession of such bank; and

            (32)   Liens securing Indebtedness in an aggregate principal amount outstanding at any one time, added together with all other Indebtedness secured by Liens Incurred pursuant to this clause (32), not to exceed the greater of $50.0 million and 1.0% of the Company's Adjusted Consolidated Net Tangible Assets, as determined on the date of Incurrence of such Indebtedness after giving pro forma effect to such Incurrence and the application of the proceeds therefrom.

          In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

          "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

          "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

          "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody's, or both, as the case may be.

          "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance" and "refinances" and "refinanced" shall have correlative meanings) any Indebtedness (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, but excluding Indebtedness of a Subsidiary that is not a Restricted Subsidiary that refinances Indebtedness of the Company or a Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

            (1)     (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

            (2)     the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

            (3)     such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith);

            (4)     if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced; and

            (5)     if the Indebtedness being refinanced is Non-Recourse Purchase Money Indebtedness or Indebtedness that refinanced Non-Recourse Purchase Money Indebtedness, such Refinancing Indebtedness satisfies clauses (a) and (b) of the definition of "Non-Recourse Purchase Money Indebtedness."

          "Reporting Failure" means the failure of the Company to make available or otherwise deliver to the Trustee and each holder of Notes, within the time periods specified in "— Certain Covenants — Provision of Financial Information" (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the periodic reports, information, documents or other reports which the Company may be required to provide pursuant to such provision.

          "Restricted Investment" means any Investment other than a Permitted Investment.

          "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

          "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

          "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "SEC" means the United States Securities and Exchange Commission as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the indenture such Commission is not existing and performing duties now assigned to it under the Securities Act and the Exchange Act, then the body performing such duties at such time.

          "Senior Secured Credit Agreement" means the Fifth Amended and Restated Credit Agreement, dated as of April 12, 2013, among the Company, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Barclays Bank PLC, BBVA Compass, Comerica Bank, and Royal Bank of Canada, as Co- Documentation Agents, and the lenders parties thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "— Certain Covenants — Limitation on Indebtedness and Preferred Stock" above).

          "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

          "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

          "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the Notes pursuant to a written agreement.

          "Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary (other than in this definition) will refer to a Subsidiary of the Company.

          "Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

          "Subsidiary Guarantors" means any Subsidiary of the Company that is a guarantor of the Notes, including any Person that is required after the Issue Date to guarantee the Notes pursuant to the covenant described under "— Certain Covenants — Future Subsidiary Guarantors," in each case until a successor replaces such Person pursuant to the applicable provisions of the indenture and, thereafter, means such successor.

          "Unrestricted Subsidiary" means:

            (1)     any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

            (2)     any Subsidiary of an Unrestricted Subsidiary.

          The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

            (A)    such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

            (B)     all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

            (C)    on the date of such designation, such designation and the Investment of the Company or a Restricted Subsidiary in such Subsidiary complies with the covenant described under "— Certain Covenants — Limitation on Restricted Payments";

            (D)    such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

                 (i)  to subscribe for additional Capital Stock of such Person; or

                (ii)  to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

            (E)     on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company.

          Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under "— Certain Covenants — Limitation on Indebtedness and Preferred Stock" on a pro forma basis taking into account such designation.

          "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

          "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

          "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity's Board of Directors.

          "Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

          "2019 Notes" means the Company's $350.0 million in aggregate principal amount of 6.625% Senior Notes, which were issued pursuant to an indenture between the Company and the Trustee dated as of February 7, 2011 and mature on February 15, 2019.

          "2019 Notes Issue Date" means February 7, 2011, the initial date of issuance of the 2019 Notes.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion summarizes material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this prospectus supplement or retroactively applied, may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Notes. Any challenge by the IRS may materially and adversely impact the market for the Notes, if one exists, and the value of the Notes.

          This discussion is limited to initial holders who purchase the Notes in this offering for cash at a price equal to the issue price of the Notes (i.e., the first price at which a substantial amount of the Notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the Notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax considerations arising under U.S. federal estate or U.S. federal gift tax laws or under the laws of any non-U.S., state, local or other jurisdiction. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a holder in light of the holder's circumstances, or to certain categories of holders that may be subject to special rules, such as:

  •
  banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

  •
  governmental bodies or agencies or instrumentalities thereof;

  •
  holders subject to the alternative minimum tax;

  •
  entities that are exempt from U.S. federal income tax;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities;

  •
  persons that are partnerships or other pass-through entities or holders of interests therein;

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  United States holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  passive foreign investment companies and controlled foreign corporations;

  •
  foreign entities treated as domestic corporations for U.S. federal tax purposes; or

  •
  persons who hold the Notes as a position in a hedging, conversion or constructive sale transaction or a straddle or other risk reduction transaction or as a "synthetic security" or in an integrated transaction.

          If a partnership (including an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds the Notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. If you are a partner of a partnership considering the purchase of the Notes, you are urged to consult your own tax advisor.

          We urge you to consult your own tax advisor regarding the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences of the purchase, ownership or disposition of the Notes under U.S. federal estate or U.S. federal gift tax laws or under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

          In certain circumstances we may be obligated to pay amounts on the Notes that are in excess of stated interest or principal on the Notes (see "Description of Notes — Optional Redemption" and "Description of Notes — Change of Control"). We intend to take the position that, as of the initial issue date for the Notes, the likelihood that we will pay these additional amounts is remote or these additional amounts are incidental. Therefore, we do not intend to treat the possibility of paying such additional amounts as causing the Notes to be treated as contingent payment debt instruments. However, additional income will be recognized if any such additional payment is made. Our determination that the likelihood that we will pay these additional amounts is remote or that these additional amounts are incidental is binding on all holders of the Notes unless they disclose their contrary position to the IRS in the manner required by applicable Treasury regulations. However, our determination is not binding on the IRS. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate on the Notes and to treat as ordinary interest income any of the gain realized on the taxable disposition (including redemption or retirement) of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the Notes.

Material U.S. Federal Income Tax Consequences to United States Holders

          You are a "United States holder" for purposes of this discussion if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons", as defined in the Code, have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a "United States person", as defined in the Code.

Interest on the Notes

          Interest on a Note generally will be taxable to you as ordinary income at the time the interest is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes. Thus, if you utilize the accrual method of accounting, interest on the Notes will be taxable to you as it accrues. If you utilize the cash method of accounting, interest will be taxable to you when it is received, or made available for receipt, by you.

Sale, Exchange or Redemption of the Notes

          Unless a nonrecognition provision applies, you will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a Note. This gain or loss will equal the difference between the proceeds you receive on the sale, redemption, exchange, retirement or other disposition (excluding any amount attributable to accrued but unpaid interest, which is taxable as ordinary interest income to the extent you have not previously included the accrued interest in income) and your adjusted tax basis in the Note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the Note. Your initial adjusted tax basis in a Note generally will equal the amount you paid for the Note. The gain or loss will be long-term capital gain or loss if you held the Note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. Long-term capital gains of corporations are not subject to reduced U.S. federal income tax rates and are subject to U.S. federal income tax at the same rate as the corporation's ordinary income. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

          Information reporting requirements generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, Notes held by you, unless, in each case, you are a recipient that is exempt from such information reporting (such as a corporation) and, if required, certify as to that status. Backup withholding will apply to such payments unless you provide the appropriate intermediary with a correct taxpayer identification number (which, if you are an individual, would generally be your Social Security Number), certified under penalties of perjury, as well as certain other information, or you otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Surtax on Unearned Income

          An additional Unearned Income Medicare Contribution surtax of 3.8% is imposed upon the "net investment income" of certain United States citizens and resident aliens and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes interest and certain net gain from the disposition of property, such as the Notes, less certain deductions. You should consult your tax advisor with respect to the tax consequences of the Unearned Income Medicare Contribution surtax.

Material U.S. Federal Income Tax Consequences to Non-United States Holders

          You are a "non-United States holder" for purposes of this discussion if you are a beneficial owner of a Note that is an individual, corporation, estate or trust and that is not a United States holder.

Interest on the Notes

          Subject to the discussion of backup withholding and other withholding requirements below, payments to you of interest on the Notes generally will not be subject to U.S. federal income tax or withholding of U.S. federal income tax if you properly certify as to your foreign status as described below, and:

  •
  you do not actually or constructively own, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a "controlled foreign corporation" for U.S. federal income tax purposes that is related to us (actually or constructively);

  •
  you are not a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  interest on the Notes is not effectively connected with your conduct of a trade or business within the United States.

          The exemption from taxation and withholding described above and several of the special rules for non-United States holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) to us or our paying agent. If you hold the Notes through a financial institution or other agent acting on your behalf in the ordinary course of its trade or business, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Other methods might be available to satisfy the certification requirements described above, depending on your particular circumstances. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

          If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you are a qualified resident of a country with which the United States has an income tax treaty and you provide us or our paying agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) claiming an exemption from (or a reduction of) withholding under such tax treaty (in which case, you generally will be required to provide a U.S. taxpayer identification number) or (ii) the payments of interest are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. See "— Income or Gain Effectively Connected with a U.S. Trade or Business."

Sale or Other Taxable Disposition of Notes

          Subject to the discussion of backup withholding and other withholding requirements below, as a non-United States holder, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a Note (except to the extent such amount is attributable to accrued interest, which would be treated as described elsewhere in this discussion) unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States); or

  •
  you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

          If you are a non-United States holder described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under "— Income or Gain Effectively Connected With a U.S. Trade or Business." If you are a non-United States holder described in the second bullet point above, except as otherwise provided under an applicable income tax treaty, you will be subject to U.S. federal income tax at a flat rate of 30% on any gain from the sale or other taxable disposition, to the extent considered from U.S. sources, which may be offset by U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

          If any interest on the Notes or gain from the sale, redemption, exchange or other taxable disposition of the Notes is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), then the interest or gain generally will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if you were a United States holder unless an applicable income tax treaty provides for an exemption. If you are a corporation, that portion of your earnings and profits that is effectively connected with your trade or business within the United States (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States) also may be subject to a "branch profits tax" at a 30% rate, unless you are a qualified resident of a country with which the United States has an income tax treaty, in which case such income tax treaty may provide for a lower rate. Even though, absent treaty relief, effectively connected interest is subject to U.S. federal income tax, and may be subject to the branch profits tax, it is generally not subject to withholding tax if the non-United States holder provides to us or our paying agent a properly completed and executed IRS Form W-8ECI (or appropriate substitute or successor form), or IRS Form W-8BEN or W-8BEN-E, as appropriate (or appropriate substitute or successor form) claiming exemption under an applicable income tax treaty.

Information Reporting and Backup Withholding

          Payments to you of interest on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement.

          U.S. backup withholding tax generally will not apply to payments to you of interest on a Note if the certification requirements described in "Material United States Federal Income Tax Consequences to Non-United States Holders — Interest on the Notes" are met or you otherwise establish an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that you are a "United States person," as defined in the Code.

          Payment of the proceeds of a disposition (including a redemption, exchange or retirement) of a Note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a Note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-United States holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a Note effected outside the United States by such a broker if it has certain relationships with the United States.

          A holder that does not provide a correct taxpayer identification number may be subject to penalties. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Other Withholding Requirements

          Under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) and the regulations promulgated thereunder, a 30% U.S. withholding tax is generally imposed on interest payments on the Notes, and on the gross proceeds from a disposition of the Notes occurring after December 31, 2016, in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. Treasury Department to withhold on certain payments and to collect and provide substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification that it does not have any "substantial United States owners" (as defined in the Code) or a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions and non-financial foreign entities must establish their exemption from FATCA withholding by providing a properly completed IRS Form W-8BEN-E to us or our paying agent. Under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS. Intergovernmental agreements regarding FATCA between the United States and certain other countries may modify the foregoing requirements.

          You are encouraged to consult with your own tax advisors regarding the possible implications of FATCA on an investment in the Notes.

          THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

CERTAIN ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-United States or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

          ERISA, the Code and Similar Laws may impose certain duties on persons who are fiduciaries of a Plan and may prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of a Plan, or who renders investment advice for a fee or other compensation to a Plan, is generally considered to be a fiduciary of the Plan.

          In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

          Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which we, an underwriter, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

          Because of the foregoing, the Notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

          Accordingly, by acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

          The foregoing discussion is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

 UNDERWRITING (CONFLICTS OF INTEREST)

          Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Barclays Capital Inc.
BBVA Securities Inc.
RBC Capital Markets, LLC
Comerica Securities, Inc.
BOSC, Inc.
Capital One Securities, Inc.
Deutsche Bank Securities Inc.
KeyBanc Capital Markets Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Goldman, Sachs & Co.

Total	$400,000,000

          Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

          We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed.

          The expenses of the offering, not including the underwriting discount, are estimated at $600,000 and are payable by us.

New Issue of Notes

          The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

          We expect that delivery of the notes will be made to investors on or about                        , 2015, which will be the          business day following the date of this prospectus supplement (such settlement being referred to as "T+         "). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+         , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

          We have agreed that, for a period of 30 days following the date of the prospectus supplement, we will not, without the prior written consent of Wells Fargo Securities, LLC (which consent may be withheld at the sole discretion of Wells Fargo Securities, LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open "put equivalent position" within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act of 1933, as amended, in respect of, any of our debt securities or securities exchangeable for or convertible into our debt securities (other than as contemplated by the underwriting agreement).

Stabilization and Short Positions

          In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

          Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

          Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

          Affiliates of certain of the underwriters who are holders of the 2019 Notes and/or lenders under our credit facility will receive at least five percent of the net proceeds of this offering to repay indebtedness owed by us to them. See "Use of Proceeds." Because affiliates of certain of the underwriters will receive more than 5% of the net proceeds in this offering, certain of the underwriters will be deemed to have a "conflict of interest" under FINRA Rule 5121(f)(5). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 provides that a qualified independent underwriter meeting certain standards must participate in the preparation of the prospectus and exercise the usual standards of due diligence with respect thereto. Barclays Capital Inc. is serving as a qualified independent underwriter. We have agreed to indemnify Barclays Capital Inc. against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act.

Other Relationships

          Certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, financial advisory, investment banking and other services with us or our affiliates in the ordinary course of their business for which they have received, or may in the future receive, customary fees and commissions. Affiliates of each of the underwriters are lenders under our credit facility, and an affiliate of Wells Fargo Securities, LLC serves as the administrative agent under our credit facility. In addition, Wells Fargo Securities, LLC is serving as dealer manager in connection with the concurrent tender offer for the 2019 Notes. An affiliate of U.S. Bancorp Investments, Inc. is the trustee under the indenture.

          In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") no offer of notes may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

  provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

          For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

          In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

          This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

          This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

          Certain legal matters in connection with the Notes will be passed upon by Holland & Hart LLP, Denver, Colorado, and by Squire Patton Boggs (US) LLP, New York, New York, as our counsel. Certain legal matters will be passed upon for the underwriters by Baker Botts L.L.P., Dallas, Texas.

EXPERTS

          The consolidated financial statements of SM Energy Company and subsidiaries as of December 31, 2014 and 2013, and for the years then ended, appearing in SM Energy Company's Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of SM Energy Company's internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements for the year ended December 31, 2012, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          Certain information with respect to our proved oil and gas reserves referred to and incorporated by reference herein is based in part upon engineering reports of Ryder Scott Company, L.P., a firm of independent petroleum engineers. Such information is included and incorporated herein in reliance on the authority of such firms as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

          You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "SM." Our SEC filings and other information are also available at our website, www.sm-energy.com. The information contained on our website is not incorporated by reference in this prospectus supplement and you should not consider it part of this prospectus supplement.

 INCORPORATION OF DOCUMENTS BY REFERENCE

          We "incorporate by reference" certain important information into this prospectus supplement, which means that we disclose this information to you by referring to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference (except to the extent the information contained therein has been updated or superseded by the information contained in this prospectus supplement):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015;

  •
  the information included in our definitive proxy statement on Schedule 14A filed with the SEC on April 9, 2015, under the headings "Corporate Governance," "Certain Relationships and Related Transactions," "Information About Executive Officers," "Security Ownership of Certain Beneficial Owners and Management," "Section 16(a) Beneficial Ownership Reporting Compliance," "Executive Compensation," "Director Compensation," "Proposal 1 — Election of Directors," "Independent Registered Public Accounting Firm," and "Audit Committee Preapproval Policy and Procedures";

  •
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed with the SEC on May 6, 2015;

  •
  our Current Reports on Form 8-K filed with the SEC on February 2, 2015 and February 20, 2015 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 or exhibits furnished pursuant to Item 9.01 on any Current Report on Form 8-K); and

  •
  all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the Notes offered by this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

          We will provide, at no cost to you, a copy of all documents incorporated by reference into this prospectus supplement to each person, including any beneficial owner, to whom we deliver this prospectus supplement, upon written or oral request. You may request a copy of these filings by writing or telephoning us at the following address or telephone number:

Investor Relations
SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203
(303) 861-8140
information@sm-energy.com

          You should rely only on the information incorporated by reference or provided in this prospectus supplement. If information in incorporated documents conflicts with information in this prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

GLOSSARY OF OIL AND NATURAL GAS TERMS

          The oil and natural gas terms defined in this section are used in this prospectus supplement. The definitions of the terms field and proved reserves have been abbreviated from the respective definitions under Rule 4-10(a) of Regulation S-X promulgated by the SEC. The entire definitions of those terms under Rule 4-10(a) of Regulation S-X can be located through the SEC's website at www.sec.gov.

          Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

          Bcf.    Billion cubic feet, used in reference to natural gas.

          BOE.    Barrels of oil equivalent. Oil equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of oil or NGLs.

          BTU.    One British thermal unit, the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

          Development well.    A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

          Field.    An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition.

          Formation.    A succession of sedimentary beds that were deposited under the same general geologic conditions.

          MBOE.    One thousand barrels of oil equivalent.

          Mcf.    One thousand cubic feet, used in reference to natural gas.

          Mcfe.    One thousand cubic feet of natural gas equivalent. Natural gas equivalents are determined using the ratio of six Mcf of natural gas (including natural gas liquids) to one Bbl of oil.

          MMBbl.    One million barrels of oil or other liquid hydrocarbons.

          MMBOE.    One million barrels of oil equivalent.

          MMBtu.    One million British thermal units.

          NGLs.    The combination of ethane, propane, butane, and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

          NYMEX.    New York Mercantile Exchange.

          PV-10.    The present value of estimated future gross revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, based on prices used in estimating the proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion, and amortization, discounted using an annual discount rate of ten percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period.

          Proved reserves.    Those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined, and the price to be used is the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

          Standardized measure of discounted future net cash flows.    The discounted future net cash flows relating to proved reserves based on prices used in estimating the reserves, year-end costs, and statutory tax rates, and a ten percent annual discount rate. The information for this calculation is included in the note regarding disclosures about oil and gas producing activities contained in the Notes to Consolidated Financial Statements incorporated by reference in this prospectus supplement.

PROSPECTUS

SM ENERGY COMPANY

DEBT SECURITIES

        By this prospectus, SM Energy Company may offer, from time to time, its debt securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before investing. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities. See "Risk Factors" beginning on page 3 of this prospectus for information on certain risks related to the purchase of our securities.

        We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing shareholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to consummate sales of our securities unless it is accompanied by the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Prospectus is May 7, 2015.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference herein and therein carefully before making your investment decision. You should also read the documents we have referred you to under "Where You Can Find More Information" herein for information about us, including our financial statements.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

        Unless the context otherwise indicates, the terms "SM Energy," "the Company," "we," "us" and "our" in this prospectus mean SM Energy Company, a Delaware corporation, and its subsidiaries.

ii

SM ENERGY COMPANY

        We are an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids (also respectively referred to as "oil," "gas," and "NGLs," respectively, throughout the document) in onshore North America. We were founded in 1908 and incorporated in Delaware in 1915. Our initial public offering of common stock was in December 1992. Our common stock trades on the New York Stock Exchange under the ticker symbol "SM."

        Our principal offices are located at 1775 Sherman Street, Suite 1200, Denver, Colorado 80203, and our telephone number is (303) 861-8140.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information in documents incorporated by reference, includes "forward-looking statements" within the meaning of applicable state and federal securities law. All statements, other than statements of historical facts, included in this prospectus that address activities, events, or developments with respect to our financial condition, results of operations, or economic performance that we expect, believe, or anticipate will or may occur in the future, or that address plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "assume," "believe," "budget," "estimate," "expect," "forecast," "intend," "plan," "project," "will," and similar expressions are intended to identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and include statements about such matters as:

  •
  the amount and nature of future capital expenditures and the availability of liquidity and capital resources to fund capital expenditures;

  •
  the drilling of wells and other exploration and development activities and plans, as well as possible future acquisitions;

  •
  the possible divestiture or farm-down of, or joint venture relating to, certain properties;

  •
  proved reserve estimates and the estimates of both future net revenues and the present value of future net revenues associated with those proved reserve estimates;

  •
  future oil, gas and natural gas liquids (also referred to as "oil," "gas," and "NGLs," respectively, throughout this document) production estimates;

  •
  our outlook on future oil, gas and NGL prices, well costs and service costs;

  •
  cash flows, anticipated liquidity and the future repayment of debt;

  •
  business strategies and other plans and objectives for future operations, including plans for expansion and growth of operations or to defer capital investment, and our outlook on our future financial condition or results of operations; and

  •
  other similar matters such as those discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (our "2014 Form 10-K") and our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 (our "First Quarter 2015 Form 10-Q").

        Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. Some of these risks are described in this prospectus under "Risk Factors" and in our 2014 Form 10-K or incorporated by reference herein and include such factors as:

  •
  the volatility of oil, gas and NGL prices, and the effect it may have on our profitability, financial condition, cash flows, access to capital, and ability to grow production volumes and/or proved reserves;

  •
  weakness in economic conditions and uncertainty in financial markets;

  •
  our ability to replace reserves in order to sustain production;

  •
  our ability to raise the substantial amount of capital that is required to develop and/or replace our reserves;

  •
  our ability to compete against competitors that have greater financial, technical, and human resources;

  •
  our ability to attract and retain key personnel;

  •
  the imprecise estimations of the actual quantities and present value of our proved oil, gas and NGL reserves;

  •
  the uncertainty in evaluating recoverable reserves and estimating expected benefits or liabilities;

  •
  the possibility that exploration and development drilling may not result in commercially producible reserves;

  •
  our limited control over activities on outside operated properties;

  •
  our reliance on the skill and expertise of third-party service providers on our operated properties;

  •
  the possibility that title to properties in which we have an interest may be defective;

  •
  the possibility that our planned drilling in existing or emerging resource plays using some of the latest available horizontal drilling and completion techniques is subject to drilling and completion risks and may not meet our expectations for reserves or production;

  •
  the uncertainties associated with divestitures, joint ventures, farm-downs, farm-outs and similar transactions with respect to certain assets, including whether such transactions will be consummated or completed in the form or timing and for the value that we anticipate;

  •
  the uncertainties associated with enhanced recovery methods;

  •
  our commodity derivative contracts may result in financial losses or may limit the prices that we receive for oil, gas and NGL sales;

  •
  the inability of one or more of our service providers, customers or contractual counterparties to meet their obligations;

  •
  our ability to deliver necessary quantities of natural gas or crude oil to contractual counterparties;

  •
  price declines or unsuccessful exploration efforts resulting in write-downs of our asset carrying values;

  •
  the impact that lower oil, gas or NGL prices could have on the amount we are able to borrow under our credit facility;

  •
  the possibility that our amount of debt may limit our ability to obtain financing for acquisitions, make us more vulnerable to adverse economic conditions, and make it more difficult for us to make payments on our debt;

  •
  the possibility that covenants in our debt agreements may limit our discretion in the operation of our business, prohibit us from engaging in beneficial transactions or lead to the accelerated maturity of our debt;

  •
  operating and environmental risks and hazards that could result in substantial losses;

  •
  the impact of seasonal weather conditions and lease stipulations on our ability to conduct drilling activities;

  •
  our ability to acquire adequate supplies of water and dispose of or recycle water we use at a reasonable cost in accordance with environmental and other applicable rules;

  •
  complex laws and regulations, including environmental regulations, that result in substantial costs and other risks;

  •
  the availability and capacity of gathering, transportation, processing, and refining facilities;

  •
  our ability to sell and receive market prices for our oil, gas and NGLs;

  •
  new technologies may cause our current exploration and drilling methods to become obsolete;

  •
  the possibility of security threats, including terrorist attacks and cybersecurity breaches, against, or otherwise impacting, our facilities and systems;

  •
  the possibility we may face unforeseen difficulties or expenses related to our implementation of a new enterprise resource planning software system; and

  •
  litigation, environmental matters, the potential impact of government regulations, and the use of management estimates regarding such matters.

        We caution you that forward-looking statements are not guarantees of future performance and that actual results or performance may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this prospectus speak as of the date hereof. Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any commitment to do so except as required by securities laws.

RISK FACTORS

        An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read "Cautionary Statement Regarding Forward-Looking Statements."

 USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things:

  •
  the repayment of outstanding indebtedness;

  •
  working capital;

  •
  capital expenditures; and

  •
  acquisitions.

        The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2015		2014	2013	2012		2011	2010
Ratio of earnings to fixed charges(1)	—	(2)	10.0x	3.7x	—	(3)	6.7x	11.6x

(1)
The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less capitalized interest) by fixed charges (interest expense, plus capitalized interest plus our estimate of the interest component of rental expense).

(2)
Earnings were inadequate to cover fixed charges for the three months ended March 31, 2015 by a deficiency of $88.3 million.

(3)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2012 by a deficiency of $86.6 million.

DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. References in this section to "SM Energy" mean SM Energy Company and not its subsidiaries.

        Any debt securities offered by this prospectus will be issued under an indenture between SM Energy and U.S. Bank National Association, as trustee (the "indenture"), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We have summarized selected provisions of the indenture below. You should read the indenture for provisions that may be important to you.

        Because we have included only a summary of the indenture terms, you must read the indenture in full to understand every detail of the terms of the debt securities.

        The indenture will not limit the amount of debt securities we may issue under it, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time.

        Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

        Principal and any premium and interest in respect of the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, we may pay interest by mailing checks to the registered holders of the debt securities at their registered addresses.

        We will describe any special U.S. federal income tax and other considerations relating to the debt securities in the applicable prospectus supplement.

General

        The indenture provides that SM Energy may issue separate series of debt securities under the indenture from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture. The debt securities will be unsecured obligations of SM Energy.

        The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

  •
  the title of the debt securities;

  •
  the designation, aggregate principal amount and authorized denominations of the debt securities;

  •
  the date or dates on which the debt securities will mature;

  •
  the percentage of the principal amount at which the debt securities will be issued;

  •
  the date on which the principal and premium, if any, of the debt securities will be payable;

  •
  whether any subsidiary guarantor will guarantee the debt securities;

  •
  the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest;

  •
  the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

  •
  the specified currency of the debt securities;

  •
  a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at the holders' option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

  •
  any sinking fund terms;

  •
  any events of default or covenants of SM Energy with respect to the debt securities of a certain series that are different from those described in this prospectus;

  •
  whether and under what circumstances any covenants in the indenture will be subject to either or both covenant defeasance and legal defeasance with respect to the debt securities;

  •
  any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

  •
  any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

  •
  if applicable, that the debt securities will be issuable in whole or in part in the form of one or more global securities and, in such case, the name of the respective depositaries for such global securities, the form of any legend or legends which will be borne by any such global security in addition to or in lieu of those set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof; and

  •
  any other specific terms of the debt securities.

        We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

        If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, SM Energy's obligation to pay the principal of, and any premium and interest on, its senior debt securities will be unsecured and will rank equally with all of SM Energy's other unsecured unsubordinated indebtedness.

Interest Rates and Discounts

        The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

        We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and special considerations that apply to those debt securities in the applicable prospectus supplement.

Exchange, Registration and Transfer

        Unless otherwise specified, debt securities of any series will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

        You may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to any series of debt securities.

        In the event of any redemption, we will not be required to:

  •
  execute, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

  •
  execute, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

        Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, the debt securities at the office of the paying agent or paying agents that we designate at various times. At our option, we may, however, make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in Denver, Colorado, will be designated as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities.

        All monies we pay to a paying agent for the payment of principal of, and any premium and interest on, any debt security that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security will look only to us for payments out of those repaid amounts.

Global Securities

        Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities they represent. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the indenture.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an "event of default" under the indenture with respect to the debt securities of any series issued under the indenture:

  •
  any failure by us to pay any interest on any debt security of that series when due that continues for 30 days;

  •
  any failure by us to pay principal of, or any premium on, the debt securities of that series when due and payable, either at maturity or otherwise;

  •
  any failure by us to perform, or breach by us of, any of our other covenants or warranties in the indenture, and that breach or failure continues for 60 days (subject to extension under certain circumstances for another 120 days) after written notice as provided in the indenture;

  •
  the occurrence of certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries; and

  •
  the occurrence of any other event of default provided with respect to the debt securities of that series.

        If we fail to pay the principal of, or premium, if any, or interest on, the debt securities of any series or we fail to perform or breach any of the other covenants or warranties applicable to the debt securities of that series, and such event of default is continuing, the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series (or with respect to covenant and warranty defaults, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series) may declare the principal amount of, and any premium and interest on, the debt securities of that series to be due and payable immediately. If an event of default occurs involving certain events of bankruptcy, insolvency or reorganization, and the event of default is continuing, then the principal amount of all of the debt securities of such series then outstanding under the indenture will become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of not less than a majority in aggregate principal amount of the debt securities of any series may rescind and annul any declaration of acceleration with respect to such series of debt securities if we deposit with the trustee an amount sufficient to pay all overdue interest on the debt securities of that series, the principal of and premium, if any, on the debt securities of that series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the trustee and if all other events of default with respect to the debt securities of that series have been cured or waived.

        Within 90 days after the occurrence of any event of default under the indenture with respect to the debt securities of any series issued under the indenture, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

        If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

        Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities issued under the indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series issued under the indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Defeasance

        Unless the applicable prospectus supplement provides otherwise, any debt securities, or portion of the principal amount of the debt securities, will be deemed to have been paid for purposes of the indenture, and, at our election, our entire indebtedness with respect to the debt securities, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the trustee or any paying agent other than us, in trust, money, certain eligible obligations, as defined in the indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the debt securities or portions thereof, and have met certain other conditions set forth in the indenture.

        In addition, unless the applicable prospectus supplement provides otherwise, we shall be released from our obligations under certain covenants set forth in the indenture (or certain additional covenants applicable to a particular series of debt securities) if we have irrevocably deposited with the trustee or any paying agent other than us, in trust, money, certain eligible obligations, as defined in the indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the debt securities or portions thereof, and have met certain other conditions set forth in the indenture.

Modification and Waiver

        The trustee and SM Energy may, without the consent of holders, modify or waive provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act of 1939, as amended. The trustee and SM Energy may modify or waive certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under the indenture affected by the modification or waiver. The provisions of the indenture may not, however, be waived or modified without the consent of each holder of each debt security of the series affected thereby if the modification or waiver would:

  •
  change the stated maturity of the principal of, or a scheduled date for the payment of any interest on, any such debt security;

  •
  reduce the principal amount of, or interest on, or any premium payable upon the redemption of, any such debt security;

  •
  change the specified currency in which the principal of any such debt security or any premium or any interest on that debt security is payable;

  •
  impair or affect the right of any holder of such debt security to institute suit for the enforcement of any payment of principal, premium, or interest on or with respect to any such security on or after the stated maturity of such debt security;

  •
  with respect to any such series of debt securities the terms of which provide for the making and consummation of an offer to repurchase such debt securities in connection with a change of control (as defined in such terms), amend, change or modify our obligation to make and consummate such offer to repurchase after the related change of control has occurred, including amending, changing or modifying any definition relating thereto;

  •
  reduce the percentage and principal amount of such outstanding debt securities, the consent of the holders of which is required for any such supplemental indenture, or the consent of which is required for any waiver of certain defaults under the indenture and their consequences provided for in the indenture, or reduce the requirements of such debts securities for quorum or voting under the indenture; or

  •
  modify any of the provisions of the indenture relating to modifying the indenture, waiving certain covenants and waiving past defaults.

        The holders of not less than a majority in aggregate principal amount of outstanding debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

  •
  a continuing payment default with respect to debt securities of that series; or

  •
  a continuing default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or sell, assign, transfer, lease or convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties or our subsidiaries (taken as a whole) in one or more related transactions to any person (as defined in the indenture) unless:

  •
  either (a) SM Energy is the surviving entity or (b) the entity formed by or surviving the consolidation or merger (if other than us), or the person that acquires by sale, assignment, transfer, lease, conveyance or other disposition, substantially all of our properties and assets is organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia;

  •
  the entity formed by or surviving the consolidation or merger (if other than us), or the person that acquires by sale, assignment, transfer, lease, conveyance or other disposition, substantially all of our properties and assets expressly assumes the due and punctual payment of the principal of, and any premium and interest on, and every other obligation under the debt securities and the indenture; and

  •
  immediately after the transaction becomes effective, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and will, to the extent applicable, be governed by those provisions.

The Trustee

        We may appoint a separate trustee for any series of debt securities. In the description of a series of debt securities, the term "trustee" refers to the trustee appointed with respect to such series of debt securities. The trustee may be a depository for funds and perform other services for, and may transact other banking business with, SM Energy and its subsidiaries in the normal course of business.

BOOK-ENTRY SECURITIES

        Unless otherwise specified in the applicable prospectus supplement, we will issue debt securities to investors in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be the Depository Trust Company, or DTC. We have been informed by DTC that its nominee will be Cede & Co., or Cede. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

        No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

        DTC has informed us that it is:

  •
  a limited-purpose trust company organized under New York banking laws;

  •
  a "banking organization" within the meaning of the New York banking laws;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the Securities Exchange Act.

        DTC has also informed us that it was created to:

  •
  hold securities for "participants" and

  •
  facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

        Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, a nominee for DTC. These payments will be forwarded to DTC's participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

        Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

        Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

        According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

  •
  we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

        Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

        If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

        Except as described above:

  •
  a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

  •
  DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

        None of SM Energy, the trustee, any registrar and transfer agent or any depository, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

 PLAN OF DISTRIBUTION

        We may sell the securities pursuant to this prospectus and any accompanying prospectus supplement:

  •
  through agents;

  •
  through underwriters or dealers;

  •
  directly to one or more purchasers, including existing shareholders; or

  •
  any combination of the foregoing methods.

        We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents and any delayed delivery arrangements.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices at varying prices determined at the time of sale, or at negotiated prices or prices.

By Agents

        Securities offered by us pursuant to this prospectus may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

By Underwriters or Dealers

        If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

        Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Arrangements

        We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

        Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

        The securities offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

        In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

        Certain legal matters in connection with the securities will be passed upon for us by Holland & Hart LLP and for any underwriters by legal counsel named in the prospectus supplement.

EXPERTS

        The consolidated financial statements of SM Energy Company and subsidiaries as of December 31, 2014 and 2013, and for the years then ended, appearing in SM Energy Company's Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of SM Energy Company's internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements for the year ended December 31, 2012, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Certain information with respect to the Company's proved oil and gas reserves referred to and incorporated by reference herein is based in part upon engineering reports of Ryder Scott Company, L.P., a firm of independent petroleum engineers. Such information is included and incorporated herein in reliance on the authority of such firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file annual, quarterly and other reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street NE, Washington, D.C. 20549-2521. Please call 1-800-732-0330 for further information concerning the operation of the public reference room. Our SEC filings are also available on the SEC's web site at http://www.sec.gov. Unless specifically listed under "Incorporation by Reference" below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

        Our common stock is listed and traded on The New York Stock Exchange (the "NYSE"). Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

        We make available free of charge on or through our Internet website, http://www.sm-energy.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus and does not constitute a part of this prospectus.

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information and any and all of the documents referred to herein, including the registration rights agreement and the indenture for the notes, which are summarized in this prospectus, without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request at the following address or telephone number:

Investor Relations
SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203
(303) 861-8140
information@sm-energy.com

INCORPORATION BY REFERENCE

        We "incorporate by reference" in this prospectus certain documents that we have previously filed with the SEC. This means that we are disclosing important information to you without actually including that information in this prospectus by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed "filed" with the SEC, will automatically update information that we previously filed with the SEC, and may replace information in this prospectus and information that we previously filed with the SEC. We incorporate by reference the following documents in this prospectus, which you should review in connection with this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015;

  •
  the information included in our definitive proxy statement on Schedule 14A filed with the SEC on April 9, 2015, under the headings "Corporate Governance," "Certain Relationships and Related Transactions," "Information About Executive Officers," "Security Ownership of Certain

    Beneficial Owners and Management," "Section 16(a) Beneficial Ownership Reporting Compliance," "Executive Compensation," "Director Compensation," "Proposal 1—Election of Directors," "Independent Registered Public Accounting Firm," and "Audit Committee Preapproval Policy and Procedures";

  •
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed with the SEC on May 6, 2015; and

  •
  our Current Reports on Form 8-K filed with the SEC on February 2, 2015 and February 20, 2015 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

        We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit, or other information furnished to the SEC) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

$400,000,000

SM Energy Company
% Notes due 2025

PROSPECTUS

May         , 2015

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US Bancorp

Goldman, Sachs & Co.